UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
Lear Corporation

(Name of Registrant as Specified In Its Charter)

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21557 Telegraph Road
Southfield, Michigan 48033

July 9, 2007

Dear Lear Stockholder:

On or about May 23, 2007, we mailed to you a definitive proxy statement dated May 23, 2007, as supplemented on June 18, 2007, relating to our annual meeting of stockholders currently scheduled for July 12, 2007 (the “annual meeting”) to consider, among other things, a proposal to adopt the Agreement and Plan of Merger, dated as of February 9, 2007, by and among Lear, AREP Car Holdings Corp. (“Parent”) and AREP Car Acquisition Corp.

On July 9, 2007, the parties amended the merger agreement to increase the consideration payable to Lear stockholders from $36.00 to $37.25 per share in cash, without interest. In addition, the merger agreement amendment provides that if the requisite stockholder vote is not obtained on or prior to July 16, 2007, subject to certain exceptions, the Company will pay Parent $12.5 million, issue to Parent 335,570 shares of the Company’s common stock and increase from 24% to 27% the share ownership limitation under the waiver of Section 203 of the Delaware General Corporation Law (“DGCL”) previously granted by the Company to affiliates of and funds managed by Carl C. Icahn.

We intend to convene the annual meeting on July 12, 2007 for the sole purpose of adjourning it in order to permit the solicitation of additional votes in favor of the adoption of the merger agreement and to provide stockholders with additional time to consider the changes to the merger effectuated by the amendment to the merger agreement on July 9, 2007, including the increased merger consideration, and to review the enclosed supplement. We intend to reconvene the annual meeting on July 16, 2007, at 1:00 p.m., Eastern Time, at Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801.

After careful consideration, our board of directors (excluding Mr. Vincent J. Intrieri, who did not participate in board deliberations regarding the merger) has approved the amended merger agreement and the merger and has determined that the amended merger agreement is advisable and in the best interests of Lear and its stockholders, including its unaffiliated stockholders, and approved and adopted the amended merger agreement. Accordingly, our board of directors recommends that you vote “FOR” the adoption of the amended merger agreement.

Attached to this letter is a supplement to the definitive proxy statement containing additional and updated information about Lear and the amended merger agreement. Please read this document carefully in its entirety. We also encourage you, if you have not done so already, to review carefully the definitive proxy statement, as supplemented on June 18, 2007, that was previously sent to you.

The record date for the meeting has not changed and will not change when the meeting is adjourned on July 12, 2007 to July 16, 2007. The record date will remain May 14, 2007. This means that only stockholders of record of Lear common stock at the close of business on May 14, 2007 are entitled to vote on the merger proposal at the annual meeting.

On behalf of the board of directors, we thank you in advance for your cooperation and continued support as a stockholder of Lear.

Sincerely,

Larry W. McCurdy	James A. Stern	Henry D.G. Wallace
Lead Independent Director	Independent Director,	Independent Director,
and Chairman of the	Member of Special	Member of Special
Special Committee	Committee	Committee

This supplement is dated July 9, 2007 and is first being mailed to stockholders on or about July 9, 2007.

SUPPLEMENT NO. 2 TO PROXY STATEMENT

INTRODUCTION

This supplement is being mailed to the stockholders of Lear Corporation because we have amended our merger agreement with AREP Car Holdings Corp. (“Parent”) and AREP Car Acquisition Corp. (“Merger Sub”), and our stockholders are being asked to adopt the amended merger agreement. This supplement provides information about the amended transaction and updates the definitive proxy statement, dated May 23, 2007, as supplemented by the supplement dated June 18, 2007 (collectively, the “proxy statement”). References to “Lear,” “the Company,” “we,” “our,” or “us” in this supplement refer to Lear Corporation and its subsidiaries unless otherwise indicated or the context otherwise requires.

This supplement is being mailed to the stockholders of Lear Corporation who are eligible to vote at the annual meeting of stockholders being held for the purposes set forth in the definitive proxy statement dated May 23, 2007, and supplemented by a proxy statement supplement dated June 18, 2007. All holders of record of our common stock as of the close of business on May 14, 2007 are entitled to notice of, and to vote at, the meeting and any adjournment or postponement of the meeting. A list of stockholders entitled to vote at the meeting, and any postponement or adjournment of the meeting, will be available for examination between the hours of 9:00 a.m. and 5:00 p.m. at our headquarters at 21557 Telegraph Road, Southfield, Michigan 48033, during the ten days prior to the meeting and also at the meeting. This supplement is first being mailed to stockholders on or about July 9, 2007.

As discussed in more detail in the proxy statement, we will hold our annual meeting at the Hotel Du Pont, 11th and Market Streets, Wilmington, Delaware 19801, on July 12, 2007, at 10:00 a.m., Eastern Time; however, we expect to convene the annual meeting for the sole purpose of adjourning it in order to permit the solicitation of additional votes and to provide stockholders with additional time to consider the changes to the merger effectuated by the amendment to the merger agreement on July 9, 2007, including the increased merger consideration, and to review this supplement. We expect to reconvene the annual meeting on July 16, 2007, at 1:00 p.m., Eastern Time, at Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801 to consider and act upon the following matters:

1. vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of February 9, 2007, as amended on July 9, 2007, by and among Lear Corporation, AREP Car Holdings Corp. and AREP Car Acquisition Corp. and the merger contemplated thereby;

2. vote upon a proposal to adjourn or postpone the annual meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the annual meeting to adopt the merger agreement;

3. elect three directors;

4. approve amendments to our Amended and Restated Certificate of Incorporation to provide for the annual election of directors;

5. ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2007;

6. consider two stockholder proposals, if presented at the meeting; and

7. conduct any other business properly before the meeting or any adjournments or postponements thereof.

After careful consideration, our board of directors has determined that the amended merger agreement and the transactions contemplated by the amended merger agreement, including the merger, are advisable, substantively and procedurally fair to, and in the best interests of, Lear and Lear’s unaffiliated stockholders. Our board of directors has approved and adopted the amended merger agreement and the transactions contemplated by the amended merger agreement, including the merger.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ADOPTION OF THE AMENDED MERGER AGREEMENT.

Stockholders are urged to read this supplement carefully together with the definitive proxy statement, dated May 23, 2007, and supplemented by the supplement dated June 18, 2007. The information contained in this supplement replaces and supersedes any inconsistent information set forth in the proxy statement. If you need another copy of the definitive proxy statement, the supplement dated June 18, 2007, this supplement or the previously delivered proxy card, you may obtain it free of charge from Lear by directing such request to: Lear Corporation, Attention: Investor Relations, 21557 Telegraph Road, Southfield, Michigan 48033, or by calling Investor Relations at (248) 447-1500. The definitive proxy statement, dated May 23, 2007, and the supplement dated June 18, 2007, may also be found on the internet at www.sec.gov.

Your vote is important. Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the adoption of the merger agreement. Whether or not you plan to attend the annual meeting, please complete, sign and date the previously delivered proxy card and return it in the enclosed prepaid envelope. If you attend the annual meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. Your failure to vote in person at the annual meeting or to submit a properly executed proxy card will effectively have the same effect as a vote “AGAINST” the adoption of the merger agreement. Your prompt cooperation is greatly appreciated.

VOTING AND REVOCABILITY OF PROXIES

The holders of record of shares of our common stock as of the close of business on May 14, 2007, which is the record date for the annual meeting, are entitled to receive notice of and to vote at the annual meeting. On the record date, there were 76,685,623 shares of our common stock outstanding.

Holders of record of our common stock may vote their shares by attending the annual meeting and voting their shares of our common stock in person or by completing the previously delivered proxy card, signing and dating it and mailing it in the previously delivered postage-prepaid envelope.

NO ACTION IN CONNECTION WITH THIS SUPPLEMENT IS REQUIRED BY ANY STOCKHOLDER WHO HAS PREVIOUSLY DELIVERED A PROXY AND WHO DOES NOT WISH TO REVOKE OR CHANGE THAT PROXY.

You can change your vote and revoke your proxy at any time before it is voted at the meeting by:

•	delivering to Wendy L. Foss, our Vice President, Finance & Administration and Corporate Secretary, a signed, written revocation letter dated later than the date of your proxy;

•	submitting a proxy to Lear with a later date; or

•	attending the meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting to revoke your proxy).

If you are not the record holder of your shares, you must follow the instructions of your bank or brokerage firm in order to change your vote.

Stockholders who have questions or requests for assistance in completing and submitting proxy cards, or in obtaining a proxy card, should contact MacKenzie Partners, Inc., our proxy solicitor, at:

105 Madison Avenue, New York, New York 10016
Banks and Brokerage Firms, Please Call: (212) 929-5500
Stockholders and All Others Call Toll Free: (800) 322-2885

We are not currently aware of any business to be acted upon at the annual meeting other than the matters discussed in the proxy statement, as supplemented by this supplement.

UPDATE TO THE SUMMARY TERM SHEET

This updated summary term sheet, together with the updated question and answer section contained in this supplement, highlights important information about the proposed merger discussed in more detail elsewhere in this supplement and in the proxy statement. This updated summary term sheet does not contain all of the information you should consider before voting on the adoption of the amended merger agreement and the transactions contemplated thereby. To understand the merger more fully, you are urged to read carefully this entire supplement and all of its annexes, including the amendment to the merger agreement, a copy of which is attached as Annex A to this supplement, and the proxy statement and all of its annexes before voting on the proposal to adopt the amended merger agreement and the transactions contemplated thereby. The amended merger agreement is the legal document that governs the merger.

Amendment to the Merger Agreement

On July 9, 2007, we, together with Parent and Merger Sub, entered into Amendment No. 1 to the merger agreement (“Amendment No. 1”), which amends the merger agreement to increase the consideration payable to Lear stockholders from $36.00 per share to $37.25 per share, in each case in cash, without interest and less any applicable withholding tax. The amendment also provides that if the requisite stockholder vote for the merger is not obtained on or prior to July 16, 2007, subject to certain exceptions, the Company will pay Parent $12.5 million, issue to Parent 335,570 shares of the Company’s common stock and increase from 24% to 27% the share ownership limitation under the waiver of Section 203 of the Delaware General Corporation Law (the “DGCL”) previously granted by the Company to Icahn affiliates.

The amendment also provides customary representations and warranties of the parties in connection with the execution of the amendment. See “Summary of Amendment No. 1 to the Merger Agreement” beginning on page S-27.

Recommendation of Our Board of Directors

After careful consideration, our board of directors (excluding Mr. Intrieri, who did not participate in board deliberations concerning the merger) has approved the amended merger agreement and the merger and has determined that the amended merger agreement is both procedurally and substantively fair to Lear’s unaffiliated stockholders, and in the best interests of our stockholders. Accordingly, our board of directors recommends that you vote “FOR” the approval and adoption of the amended merger agreement and the merger and “FOR” the approval of any proposal to adjourn the annual meeting to a later date to solicit additional proxies in favor of the approval and adoption of the amended merger agreement and the merger if there are not sufficient votes for approval and adoption of the amended merger agreement and the merger at the annual meeting.

Interests of Lear’s Directors and Executive Officers in the Merger

In considering the recommendation of the board of directors with respect to the amended merger agreement and the merger, you should be aware that some of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. The board of directors was aware of these interests and considered them, among other matters, in approving the amended merger agreement and the merger. See “Interests of Lear’s Directors and Executive Officers in the Merger” beginning on page S-21.

UPDATE TO ANSWERS TO QUESTIONS YOU MAY HAVE

The following section provides brief answers to some of the more likely questions raised in connection with the amendment to the merger agreement and the merger. This section is not intended to contain all of the information that is important to you. You are urged to read the entire supplement and proxy statement carefully, including the information incorporated by reference and the annexes.

Q:	Why are you sending me this supplement?

A:	We are sending you this supplement because on July 9, 2007, we, Parent and Merger Sub amended the original merger agreement to provide for, among other things, an increase of $1.25 in cash per share over the $36.00 in cash per share provided for in the original merger agreement. This supplement provides information about the changes to the transaction and updates the proxy statement which was previously mailed to you on or about May 23, 2007 and was supplemented by the supplement previously mailed to you on or about June 18, 2007.

Q:	What are the significant amendments to the original merger agreement?

A:	The original merger agreement was amended to increase the merger consideration to be paid to our stockholders from $36.00 to $37.25 in cash per share of our common stock, in each case without interest and less any applicable withholding tax. In addition, the merger agreement amendment provides that if the requisite stockholder vote for the merger is not obtained on or prior to July 16, 2007, subject to certain exceptions, the Company shall pay Parent $12.5 million, issue to Parent 335,570 shares of the Company’s common stock and increase the share ownership limitation from 24% to 27% under the waiver of Section 203 of the DGCL previously granted by the Company to the Icahn affiliates.

The merger agreement has also been amended to provide customary representations and warranties of the parties in connection with the execution of the amendment.

Q:	Does the board of directors still support the merger?

A:	Yes. Our board of directors recommends that our stockholders vote “FOR” the amended merger agreement.

Q:	What should I do if I already voted using the proxy card you sent me earlier?

A:	First, carefully read this supplement and the proxy statement, including the information incorporated by reference and the annexes. If you have already submitted a proxy, you do not need to do anything unless you want to change your vote. If you want to change your vote, you need to submit a new proxy card or attend the annual meeting and vote in person. Otherwise, you will be considered to have voted on the amended merger agreement as indicated in the proxy card you sent earlier and the proxies identified in the proxy card you sent earlier will vote your shares as indicated in that previously submitted proxy card. If you are a registered holder and you wish to change your vote, please complete, sign and date a new proxy card and return it in the accompanying prepaid envelope. If your shares are held in “street name” by your broker, and you wish to change your vote, please refer to your voting card or other information forwarded by your broker, bank or other holder of record to determine whether you may vote by telephone or on the Internet and follow the instructions on the card or other information provided by the record holder.

Q:	What should I do if I have not voted my shares?

A:	First, carefully read this supplement and the proxy statement, including the information incorporated by reference and the annexes. If you are a registered holder and you have not already delivered a properly executed proxy, please complete, sign and date the previously delivered proxy card and return it in the accompanying prepaid envelope to ensure that your shares will be represented at the annual meeting. If your shares are held in “street name” by your broker, and you have not already delivered a properly executed proxy, please refer to your voting card or other information forwarded by your broker, bank or other holder of record to determine whether you may vote by telephone or on the Internet and follow the instructions on the card or other information provided by the record holder. Your vote is important. Accordingly, we urge you to sign and return the previously delivered proxy card whether or not you plan to attend the annual meeting.

Q:	How do I revoke or change my vote?

A:	You can change your vote at any time before the vote taken at the annual meeting by:

• delivering to Wendy L. Foss, our Vice President, Finance & Administration and Corporate Secretary, a signed, written revocation letter dated later than the date of your proxy;

• submitting a proxy to Lear with a later date; or

• attending the meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting to revoke your proxy).

Q:	What does it mean if I get more than one proxy card or vote instruction card?

A:	If you also hold shares directly as a record holder in “street name,” or otherwise through a nominee, you may receive more than one proxy and/or set of voting instructions relating to the annual meeting. These should each be voted and/or returned separately as described elsewhere in this proxy statement in order to ensure that all of your shares are voted.

Q:	What if I return my proxy card without specifying my voting choices?

A:	If you return a signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted as recommended by the board of directors.

Q:	When and where is the annual meeting?

A:	The annual meeting will be held at the Hotel Du Pont, 11th and Market Streets, Wilmington, Delaware 19801, on July 12, 2007, at 10:00 a.m., Eastern Time; however, we intend to convene the annual meeting for the sole purpose of adjourning it in order to permit the solicitation of additional votes and to provide stockholders with additional time to consider the changes to the merger effectuated by the amendment to the merger agreement on July 9, 2007, including the increased merger consideration, and to review this supplement. We intend to reconvene the annual meeting on July 16, 2007, at 1:00 p.m., Eastern Time, at Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801.

Q:	Who can vote at the annual meeting?

A:	The record date for the annual meeting has not changed and will not change when the annual meeting is adjourned to July 16, 2007. You can vote at the annual meeting if you owned shares of our common stock as of the close of business on May 14, 2007, the record date. As of the record date there were 76,685,623 shares of our common stock outstanding and entitled to be voted at the annual meeting.

Q:	How many votes are required to approve and adopt the merger and the amended merger agreement?

A:	The affirmative vote of a majority of the outstanding shares of our common stock is required to adopt the amended merger agreement. The adoption of the amended merger agreement does not require the affirmative vote of a majority of the unaffiliated stockholders. The failure to vote has the same effect as a vote “AGAINST” the adoption of the amended merger agreement.

Q:	Who can help answer my other questions?

A:	If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of our common stock, or need additional copies of the proxy statement or the previously delivered proxy card, you may direct such question or request to Lear Corporation, 21557 Telegraph Road, P.O. Box 5008, Southfield, Michigan 48086, Attention: Investor Relations, or through Lear’s website at www.lear.com. You may also contact MacKenzie Partners, Inc., our proxy solicitor, toll-free at (800) 322-2885.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This supplement contains forward-looking statements, including statements regarding anticipated financial results and liquidity. Actual results may differ materially from anticipated results as a result of certain risks and uncertainties, including but not limited to, general economic conditions in the markets in which the Company operates, including changes in interest rates or currency exchange rates, the financial condition of the Company’s customers or suppliers, fluctuations in the production of vehicles for which the Company is a supplier, disruptions in the relationships with the Company’s suppliers, labor disputes involving the Company or its significant customers or suppliers or that otherwise affect the Company, the Company’s ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions, the outcome of customer productivity negotiations, the impact and timing of program launch costs, the costs and timing of facility closures, business realignment or similar actions, increases in the Company’s warranty or product liability costs, risks associated with conducting business in foreign countries, competitive conditions impacting the Company’s key customers and suppliers, raw material costs and availability, the Company’s ability to mitigate the significant impact of increases in raw material, energy and commodity costs, the outcome of legal or regulatory proceedings to which the Company is or may become a party, unanticipated changes in cash flow, including the Company’s ability to align its vendor payment terms with those of its customers, the finalization of the Company’s restructuring strategy and other risks described from time to time in the Company’s Securities and Exchange Commission (“SEC”) filings. The Company’s proposed merger with AREP Car Acquisition Corp. is subject to various conditions including the receipt of the requisite stockholder approval from the Company’s stockholders and other conditions to closing customary for transactions of this type. No assurances can be given that the proposed transaction will be consummated or, if not consummated, that the Company will enter into a comparable or superior transaction with another party.

The forward-looking statements in this proxy statement are made as of the date hereof, and we do not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof, except as required by law or the applicable regulations of the SEC.

UPDATE TO SPECIAL FACTORS

Background of the Merger

The proxy statement is supplemented to add the following disclosure in “Special Factors — Background of the Merger”:

Following distribution of our definitive proxy statement on May 23, 2007, the special committee requested that members of Lear’s senior management offer to meet with the Company’s stockholders to discuss our board of directors’ reasons for recommending approval of the merger agreement and answer any related questions. These discussions included a presentation that was filed with the SEC as solicitation material. Additionally, on May 30, 2007, representatives of the Company, including two members of the special committee, met with representatives of Institutional Shareholder Services (“ISS”), a proxy advisory firm, to make a similar presentation.

At its meetings on June 14, 17 and 21, 2007, the special committee received reports on the status of discussions with the Company’s stockholders. Additionally, the special committee periodically received reports on the tabulation of stockholder votes for approval of the merger agreement. At its meeting on June 14, 2007, the special committee, meeting jointly with the Audit Committee, also received a presentation from the Company’s management on the Company’s financial outlook for the remainder of 2007. As a result of this presentation and following a discussion among the members of the two committees, the Company revised its financial outlook for 2007. At the meeting of the special committee on June 17, 2007, the financial advisors to the special committee, JPMorgan and Evercore Partners, provided the special committee with their evaluation of the Company’s revised financial outlook. At that meeting, the special committee was informed by JPMorgan that the Company’s revised 2007 financial forecast would not materially change JPMorgan’s prior financial analysis. A representative of Evercore stated to the special committee that, notwithstanding the Company’s revised 2007 financial outlook, he was not aware of any fundamental change in the North American automotive industry environment since February 2007 that would have an impact on the Company. Following these presentations and a discussion among special committee members, its advisors and members of management, the special committee unanimously concluded that no change in the board of directors’ recommendation on the merger agreement was warranted.

At a joint meeting of the special committee and the Executive Committee on June 21, 2007, members of these committees further reviewed the status of the Company’s proxy solicitation efforts. The committees concluded that given some misunderstandings and concerns expressed by critics of the merger, the members of the special committee should distribute to stockholders a letter that summarizes the board of directors’ reasons for supporting the merger and addresses the principal concerns raised by opponents of the transaction. The committees also determined to reschedule the annual meeting from June 27th to July 12th to permit stockholders to review and evaluate the special committee’s letter to stockholders.

On June 28, 2007, the special committee convened a meeting to discuss, among other topics, the status of the solicitation of votes for approval of the merger agreement. At that meeting, representatives of JPMorgan and Evercore, as well as the special committee’s other advisors and members of the Company’s management, discussed in detail the status of stockholder support for the merger agreement and possible courses of action. After receiving advice from members of senior management and the special committee’s advisors, the special committee requested that Messrs. McCurdy and Rossiter approach representatives of AREP regarding the possibility of increasing the per share consideration to be paid to the Company’s stockholders under the merger agreement.

Following this meeting, Messrs. McCurdy and Rossiter contacted Messrs. Icahn and Intrieri. In that conversation, Mr. McCurdy discussed stockholder concerns regarding the merger agreement, changes in industry conditions and the Company’s recent financial performance. Mr. McCurdy further expressed the view that while the board of directors and the special committee continued to fully support the AREP merger proposal and believed that it represented a fair price, some improvement in the terms may be required to obtain stockholder approval. In response, Mr. Icahn indicated that the existing merger agreement provides a full and fair price to Lear stockholders, that industry conditions, particularly in North America, remain very challenging, and that the Company’s long-term prospects had not changed significantly since the merger agreement was executed. Mr. Icahn further stated that AREP was not inclined to increase the offer price in the merger agreement, but that if it did, the increase would be modest and if the stockholders did not approve the transaction, AREP would expect a break-up fee of between 1.0 and 1.5 percent of the equity value of the transaction (approximately $28 million to $42 million) plus reimbursement of expenses. Mr. McCurdy indicated that such a break-up fee would be unacceptable to the special committee and the board of directors but that it might be constructive if the parties’ advisors and management met to discuss alternative approaches to secure an improvement in the terms of the merger proposal. Over the next ten days, representatives and advisors of the Company, AREP and Mr. Icahn engaged in numerous discussions regarding alternatives for improving the terms of the merger proposal.

Later on June 28th, representatives of Winston & Strawn LLP and Abrams & Laster LLP, legal advisors to the special committee, spoke with legal advisors to Mr. Icahn to discuss alternatives to a break-up fee in the event the Company’s stockholders failed to approve the merger agreement following an increase by AREP in the merger consideration to be paid to the Company’s stockholders. The special committee’s advisors indicated that the board of directors would evaluate any request for consideration being paid to AREP in such a circumstance against the incremental benefits being offered to the Company’s stockholders. A number of alternatives to a break-up fee were discussed. In the course of the discussions, the advisors to the special committee indicated to Mr. Icahn’s legal advisors that certain of the Company’s stockholders may be interested in participating in the equity of the Company following the merger if AREP ever elected to sell a portion of its equity interest.

On the evening of June 28th, Mr. Ninivaggi spoke with Mr. Intrieri. In that conversation, Mr. Intrieri suggested that in exchange for a $1.00 increase in the merger consideration and in lieu of a break-up fee in the event the stockholders failed to approve the transaction, AREP would consider exploring a combination of (i) a payment of $15 million (a substantial portion of which would be applied to AREP’s transaction costs and expenses), (ii) the issuance of warrants to AREP entitling it, upon exercise, to purchase additional shares of common stock of the Company and (iii) an increase in the share ownership limitation applicable to the Icahn affiliates under Section 203 of the DGCL from 24% to 33% of the Company’s outstanding common stock. Mr. Ninivaggi thereafter reported these discussions to Mr. McCurdy and the special committee’s advisors.

On June 29, 2007, the special committee convened a meeting to consider the matters raised in discussions with AREP. A conference call with other Board members was held following the meeting to solicit their views. Following these deliberations and after consulting with the special committee’s legal and financial advisors, the special committee instructed Mr. McCurdy and Mr. Rossiter to contact Mr. Icahn with the following proposal: in exchange for an increase in the merger consideration of $1.00 per share, and in the event the Company’s stockholders failed to approve the terms of the amended merger agreement, the Company would reimburse AREP for up to $10 million of expenses, issue warrants having a value of $10 million for up to 3% of the Company’s common stock at an exercise price of $37.00 per share, and increase the share ownership limitation applicable to the Icahn affiliates under Section 203 of the DGCL from 24% to 27% of the Company’s outstanding common stock. Following the special committee’s proposal to Mr. Icahn, a discussion ensued following which Mr. Icahn indicated that AREP was not interested in the terms presented by the special committee. Mr. McCurdy indicated that the terms suggested by Mr. Intrieri on June 28th remained unacceptable to the special committee.

On July 1st, Mr. Icahn met with Mr. Ninivaggi. At that meeting, Mr. Icahn again expressed his view that the merger agreement provided a full and fair price for the Company, that no acquisition proposals had been submitted for the Company during the “go-shop” process provided for in the merger agreement and that there had been no material change in the automotive industry environment since February 2007. However, Mr. Icahn stated that if the Company could demonstrate stockholder support for the transaction at $37.00 per share, he would raise it with AREP’s board of directors and AREP’s special committee for their consideration. He again indicated, however, that any improvement in the transaction terms would have to provide significant financial benefits to AREP in the event the stockholders failed to approve the enhanced merger proposal. Mr. Ninivaggi indicated that he would report Mr. Icahn’s views to the special committee.

On July 2nd, Mr. Ninivaggi provided a summary of his meeting with Mr. Icahn to Mr. McCurdy and Mr. Stern, who instructed him to consult with the Company’s proxy solicitor and otherwise attempt to gauge stockholder support for the merger proposal with a $1.00 per share increase in the offer price. In addition, they authorized the special committee’s advisors and management to continue discussions with representatives of AREP regarding an improvement in the merger terms. In these further discussions, the special committee’s advisors and Mr. Ninivaggi indicated that certain stockholders continued to believe that the merger agreement undervalued the Company’s long-term prospects. Other stockholders were clearly more supportive of the transaction but believed that the recent improvement in the Company’s financial performance justified an increase in the offer price. Mr. Icahn emphasized the continued risks inherent in the automotive industry environment and the Company’s business plan and that $36.00 per share is a fair price. However, in an effort to address stockholder concerns, the parties discussed the possibility originally raised by the advisors to the special committee of providing stockholders with the opportunity to co-invest in the transaction at the same price being paid by AREP in the merger. Mr. Ninivaggi, Mr. Icahn and Mr. Intrieri then discussed how the co-investment feature could be structured, agreeing that the matter was complex and should be referred to the parties’ legal, financial and tax advisors. Mr. Ninivaggi also indicated that the special committee continued to believe that an increase in the cash merger consideration would be helpful in securing stockholder approval. Mr. Icahn stated that he was willing to consider an increase in the offer price. However, the improvements in the merger agreement terms would be conditioned on AREP receiving, in the event the Company’s stockholders failed to approve the enhanced merger proposal, a payment of $10 million, warrants entitling AREP to purchase up to 4.9% of the Company’s common stock at an exercise price of $37.00 per share and an increase in the share ownership limitation applicable to Icahn affiliates under Section 203 of the DGCL. Mr. Ninivaggi reported the discussions held with Mr. Icahn and other AREP representatives to Mr. McCurdy and each of the special committee’s legal and financial advisors on July 3rd.

On July 3 and 4, 2007, further discussions occurred between representatives of the Company and AREP. In these discussions, Mr. Icahn indicated that if the Company believed it was necessary in order to obtain stockholder approval, AREP would be willing (i) to increase the cash merger consideration from $36.00 to $37.00 per share and (ii) to offer shares of Merger Sub representing up to 35% of the common stock of the Company following the merger, assuming that the offering could be structured in a way to satisfy legal, tax, financing, timing and certain other concerns. The per share consideration paid for these shares would equal the per share consideration paid by AREP for Merger Sub’s shares in the merger. In the event that the Company’s stockholders failed to approve the merger agreement on the amended terms, however, AREP would receive a payment of $10 million, warrants entitling AREP to 3% of the Company’s common stock at an exercise price of $37.00 per share and an increase in the share ownership limitation under Section 203 of the DGCL from 24% to 27% of the Company’s outstanding common stock. Additional discussions with representatives of JPMorgan and Evercore were conducted to discuss the terms of the proposed warrants. On July 3, 2007, Mr. McCurdy convened a meeting of the board of directors. At that meeting, the board members discussed these proposed terms. Specific attention at the meeting was given to the benefits and concerns associated with the equity co-investment opportunity discussed with AREP. The board of directors concluded that the special committee should continue pursuing more favorable terms with AREP, including the equity co-investment opportunity, assuming the structural, timing and other concerns discussed by the parties could be appropriately addressed.

During the afternoon of July 4, 2007, Mr. Icahn contacted Mr. Ninivaggi who was meeting with representatives of Evercore and Winston & Strawn, advisors to the special committee. Mr. Icahn indicated that he was very concerned about recent U.S. automotive sales data that showed significant market share declines by the U.S. domestic automakers and the potential impact on the Company. He also indicated that AREP’s advisors had raised concerns regarding the feasibility of allowing Lear stockholders to co-invest in the merger transaction. Mr. Icahn stated to Mr. Ninivaggi and the special committee’s advisors, and thereafter to Mr. Rossiter, that he was not willing to improve the terms of the merger agreement. Following a discussion, Mr. Ninivaggi indicated that he would share Mr. Icahn’s position with the Company’s board of directors, which had a meeting scheduled later in the day. Messrs. Rossiter and Ninivaggi thereafter reported their conversations with Mr. Icahn to the board of directors. The board of directors encouraged the special committee, its advisors and the Company’s management to renew discussions with AREP regarding enhanced terms.

On July 5th, Mr. Intrieri contacted Mr. Ninivaggi to discuss AREP’s concerns about the recent U.S. sales data and the impact on the Company’s future financial performance. Mr. Intrieri indicated that AREP remained interested in completing the merger transaction but needed to give further thought to increasing the offer price, given the level of industry risk in North America, as highlighted by the recent sales data for the U.S. domestic automakers. Mr. Ninivaggi indicated that a weakening of the North American production environment in the second half of 2007 was reflected in the Company’s outlook and volatility in monthly vehicle sales was not uncommon. Mr. Intrieri suggested that Mr. Ninivaggi arrange a due diligence call involving members of the Company’s senior operational and financial management to review recent industry events and trends. Mr. Ninivaggi stated that he would do so, subject to prior approval from Mr. McCurdy. Later that same day, Mr. Ninivaggi talked with Mr. Icahn and encouraged him to revisit his decision not to increase the consideration under the merger agreement.

During the morning of July 6th, Mr. Ninivaggi briefed Messrs. McCurdy and Stern on his discussions with Messrs. Icahn and Intrieri the day before. Mr. McCurdy authorized management to proceed with the requested due diligence call with AREP and requested that one of the special committee’s financial advisors participate in the call. Later in the day, Messrs. Rossiter, Vandenberghe, DelGrosso and Ninivaggi, as well as other members of the Company’s senior operational and financial management, along with a representative from Evercore, conducted the due diligence conference call. During the call, management reviewed the Company’s recent financial performance and 2007 financial outlook, including vehicle production and other assumptions, discussed recent sales trends and their potential impact on the Company’s key platforms and answered questions from AREP representatives. Following the meeting, Mr. Icahn indicated that he remained concerned about the level of industry risk facing the Company. He agreed to consider the information shared on the due diligence call and contact Mr. Rossiter later in the day to discuss whether AREP was willing to improve the merger proposal. Mr. Ninivaggi thereafter reported the results of the call to Mr. McCurdy who authorized Messrs. Rossiter and Ninivaggi to engage in further discussions with Mr. Icahn regarding the prospect of an improved offer, with a representative from Winston & Strawn present. Mr. McCurdy directed Mr. Ninivaggi to report any proposal to him as soon as practicable.

During the afternoon of July 6th, Mr. Icahn contacted Mr. Rossiter and expressed a continuing interest in obtaining stockholder support for the transaction. Messrs. Intrieri, Ninivaggi and Vandenberghe, as well as a representative from Winston & Strawn also participated in the call. Mr. Icahn reiterated that he believed the current terms of the merger were fair to stockholders, particularly given the weakening capital markets, the declining sales figures from the U.S. domestic automakers, and the potential impact of those sales trends on the Company’s financial performance. However, Mr. Icahn also indicated that he continued to believe in the long-term prospects of the Company and that he would again consider limited improvements in the merger terms. Specifically, Mr. Icahn stated that AREP would consider increasing the per share cash merger consideration from $36.00 to $37.00 and adding an equity co-investment feature for Lear’s institutional stockholders, subject to the parties’ advisors resolving any legal, tax, timing and other concerns relating to the equity feature. Mr. Icahn stated that the equity feature, if pursued, would have to be structured in a manner to avoid any delay in the completion of the merger and would be subject to minimum participation in excess of 20% of the Company’s common stock. Messrs. Rossiter and Ninivaggi discussed and sought clarification regarding certain aspects of Mr. Icahn’s proposed terms and thereafter indicated they would report the discussions to the special committee.

Mr. Ninivaggi thereafter contacted Mr. McCurdy regarding the discussions with AREP. Mr. McCurdy directed Mr. Ninivaggi to seek advice from the special committee’s legal and financial advisors regarding the terms of the proposal. He also requested that management and the special committee’s advisors continue to evaluate and review with AREP’s representatives the issues surrounding the equity co-investment feature. Representatives from AREP and the Company thereafter reviewed the legal, tax, financing and timing issues surrounding the equity co-investment feature. Among other things, the parties concluded that in order to satisfy AREP’s desire for a prompt completion of the merger, the equity co-investment would have to be structured as a private placement in order to satisfy applicable legal requirements and, as a result, could not be made available to all of the Company’s stockholders and could have negative tax consequences to certain stockholders. In addition, the equity feature would likely result in an illiquid and limited trading market for holders and operational complexities for AREP, as well as a delay in the merger. Following these discussions, Messrs. Intrieri, Icahn, Ninivaggi and a representative of Winston & Strawn discussed the complexities and difficulties associated with the equity co-investment feature. Mr. Ninivaggi agreed to schedule a conference call between AREP representatives and Mr. McCurdy to discuss the matter further. Later that day, Messrs. McCurdy and Ninivaggi conducted a call with Messrs. Intrieri and Meister of AREP. During this call, the parties discussed their mutual concerns regarding the equity co-investment feature. Mr. Intrieri confirmed that AREP was willing to go forward with the increase in the cash merger consideration from $36.00 to $37.00 per share, subject to a fee in the event of a negative stockholder vote of $20 million, consisting of $10 million in cash and $10 million in Lear common stock, and an increase in the ownership limitation applicable to the Icahn affiliates under the waiver of Section 203 of the DGCL to at least 27%. Mr. McCurdy expressed his belief that a higher price would be required to secure board approval, particularly if an equity co-investment feature was eliminated. Mr. Intrieri responded that he was not in the position to authorize a further increase, but that he would discuss a price of $37.25 per share with Mr. Icahn, subject to a proportionate increase in the break-up fee.

During the evening of July 6th, the board of directors held a meeting to discuss the most recent discussions with AREP’s representatives. Participating in the board meeting were all of the advisors to the special committee as well as certain members of the Company’s senior management, including Mr. Ninivaggi and Mr. William McLaughlin, Lear’s Vice President of Tax. The board discussed the enhanced purchase price of $37.25 as well as the implications and feasibility of the equity co-investment feature. At the meeting, a representative of JPMorgan expressed his view that nothing had caused JPMorgan to change, in any material respect, the financial analysis with respect to the valuation of the Company it performed in connection with the fairness opinion it delivered to the special committee and board of directors in February 2007. A representative of Evercore indicated that he was not aware of any fundamental change in the North American automotive industry environment since February 2007 that would have an impact on the Company. Additionally, representatives of JPMorgan, Evercore and Winston & Strawn advised the board of directors that each believed the Company and the advisors to the special committee negotiated actively to obtain more favorable terms for the stockholders and that no further improvement in the terms from AREP was likely. Following continued discussion, the board authorized Mr. McCurdy to offer AREP a proposal of $37.25 per share in the merger. The proposal would include that in the event the merger did not receive stockholder approval by July 19th, AREP would receive $12.5 million in cash and 335,570 shares of the Company’s common stock (having a value of $12.5 million at $37.25 per share). Additionally, under such a circumstance, the ownership limitation applicable to the Icahn affiliates under the waiver of Section 203 of the DGCL would be increased from 24% to 27%.

Following the meeting, Mr. McCurdy contacted Mr. Intrieri and negotiated further the terms of the proposal. Following the negotiation, Mr. Intrieri indicated to Mr. McCurdy that he believed AREP would be willing to proceed with a per share price of $37.25, subject to the fee protection discussed earlier in the day. Mr. Intrieri indicated that this was as good of an offer as AREP was prepared to make. Following further discussion,

Mr. McCurdy indicated that he would present the proposal to the Company’s board of directors at a meeting scheduled for July 7th. On July 7, 2007, the board of directors discussed and approved in principle the terms negotiated to date. During the evening of July 6th and the morning of July 7th, the representatives of the parties negotiated certain of the specific terms of the amended merger proposal, subject to further discussion with Mr. Icahn.

On the afternoon of July 7th, Mr. Intrieri contacted Mr. Ninivaggi and indicated that Mr. Icahn had reservations about certain of the provisions of the revised merger proposal. Mr. Icahn’s concerns focused on providing AREP with a prompt resolution of the Company’s stockholder vote on the merger agreement as well as receiving assurance that AREP will obtain the break-up fee provided for in the amendment to the merger agreement in the event stockholder approval is not obtained. Later that evening, representatives of Evercore, Winston & Strawn and Abrams & Laster conducted two conference calls with advisors to Mr. Icahn to discuss alternatives to resolving the concerns expressed by Mr. Icahn. In addition, later that evening, Mr. Ninivaggi participated in a conference call with Messrs. Icahn and Intrieri to further discuss Mr. Icahn’s concerns.

On the morning of July 8th, Mr. Ninivaggi and representatives of Winston & Strawn and Abrams & Laster informed Mr. Intrieri that they had concerns about the structure being proposed by AREP, which included a requirement by AREP that the stockholder vote be held no later than July 12th. They then contacted Mr. McCurdy to advise him of the unresolved issues associated with the merger proposal. Mr. McCurdy provided Mr. Ninivaggi and the advisors to the special committee with his position on the open items and indicated that they should contact representatives of AREP and attempt to negotiate a resolution consistent with his direction. Mr. Ninivaggi then contacted Mr. Stern who concurred with Mr. McCurdy’s instructions. Later that afternoon, Mr. Ninivaggi along with representatives of Winston & Strawn and Abrams & Laster conducted a conference call with representatives of Mr. Icahn, as well as Messrs. Icahn and Intrieri. Following negotiations between the parties, Mr. Icahn agreed to submit to the AREP board a proposed increase in the merger consideration to $37.25 per share. The proposal would include that in the event the merger did not receive stockholder approval by July 16th, AREP would receive $12.5 million in cash and 335,570 shares of the Company’s common stock. Additionally, in such event, the ownership limitation applicable to the Icahn affiliates under the waiver of Section 203 of the DGCL would be increased from 24% to 27%.

Following the conclusion of these discussions, the special committee held a meeting at which the members unanimously determined that the amended merger proposal was advisable, substantively and procedurally fair to, and in the best interests of, Lear and its unaffiliated stockholders and unanimously recommended that our board of directors approve Amendment No. 1 to the merger agreement and recommend adoption of the amended merger agreement to Lear stockholders. Later that afternoon, the Company’s board of directors held a meeting. At the meeting, Mr. Ninivaggi and a representative of Winston & Strawn reviewed with the directors the terms of the proposed merger agreement amendment and related documents. The special committee then reported to the board of directors its recommendation in favor of the merger agreement amendment and the reasons for its recommendation. Messrs. Rossiter and Vandenberghe, being the management members of the board, then excused themselves from the meeting. The remaining directors further discussed the AREP proposal. Following these discussions, the non-management members of the board present at the meeting unanimously approved the merger agreement amendment and the merger. Messrs. Rossiter and Vandenberghe returned to the meeting and a vote of all of the directors present at the meeting occurred. After considering, among other things, the factors described under “Reasons for the Merger; Recommendation of the Special Committee and Our Board of Directors,” the financial analyses and fairness opinion of JPMorgan delivered on February 8, 2007, the views expressed by JPMorgan and Evercore at earlier meetings and the recommendation of the special committee, the directors present at the meeting unanimously determined that the merger agreement, including the amendment, and the merger were advisable, substantively and procedurally fair to, and in the best interests of, Lear and its unaffiliated stockholders and resolved to adopt resolutions approving the merger agreement amendment and the transactions contemplated thereby and recommend that our stockholders adopt the merger agreement, as amended. Following approval of the amended merger agreement by the board of directors of AREP on July 8, 2007, the parties executed Amendment No. 1 and the related agreements on the morning of July 9, 2007.

Reasons for the Merger; Recommendation of the Special Committee and Our Board of Directors

The proxy statement is supplemented to add the following disclosure in “Special Factors — Reasons for the Merger; Recommendations of the Special Committee and Our Board of Directors”:

After careful consideration, our board of directors (excluding Mr. Intrieri, who did not participate in board deliberations regarding the amendment to the merger agreement):

•	determined that the merger is fair to and in the best interests of the Company and its unaffiliated stockholders;

•	approved, adopted and declared advisable the amended merger agreement and the transactions contemplated by the amended merger agreement;

•	recommended that the stockholders of the Company vote in favor of the amended merger proposal and directed that such matter be submitted for consideration of the stockholders of the Company at the annual meeting; and

•	authorized the execution, delivery and performance of the amended merger agreement and the transactions contemplated by the amended merger agreement.

In considering the recommendation of the board of directors with respect to the amended merger agreement, you should be aware that some of the Company’s directors and executive officers who participated in meetings of the board of directors have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. See “Special Factors — Interests of Lear’s Directors and Executive Officers in the Merger” beginning on page 59 of the definitive proxy statement and “Interests of Lear’s Directors and Executive Officers in the Merger” beginning on page S-21 of this supplement.

Opinion and Report of Advisors to the AREP Group

Opinion of Morgan Joseph & Co. Inc.

In connection with the review and analysis of the merger by Mr. Icahn, Mr. Intrieri, American Property Investors, Inc. (“API”), American Real Estate Holdings Limited Partnership, AREP, Icahn Partners LP, Icahn Partners Master Fund LP, Koala Holding Limited Partnership, High River Limited Partnership, Icahn Onshore LP, Icahn Offshores LP, Hopper Investments LLC, CCI Onshore Corp., CCI Offshore Corp., Barberry Corp., Parent and Merger Sub (collectively, the “AREP Group”), on February 1, 2007 the audit committee and the special committee of the board of directors (the “API Committees”) of API engaged Morgan Joseph & Co. Inc. (“Morgan Joseph”) to advise the API Committees and to furnish a written opinion as to the fairness to AREP, from a financial point of view, of the $36.00 per share consideration to be paid by AREP in the merger under the merger agreement.

At a meeting of the API Committees on February 9, 2007, Morgan Joseph furnished to the API Committees its opinion that, as of such date, and based upon the assumptions made, matters considered and limitations of its review set forth therein, the $36.00 per share consideration to be paid by AREP in the merger was fair, from a financial point of view, to AREP (the “Original Morgan Joseph Opinion”).

In connection with the review and analysis of the amended merger by the AREP Group, on July 8, 2007 the API Committees engaged Morgan Joseph to provide certain services to the API Committees and to furnish a written opinion as to the fairness to AREP, from a financial point of view, of the $37.25 per share consideration to be paid by AREP under Amendment No. 1.

At a meeting of the API Committees on July 8, 2007, Morgan Joseph furnished to the API Committees its opinion that, as of such date, and based upon the assumptions made, matters considered and limitations of its review set forth therein, the $37.25 per share consideration to be paid by AREP in the amended merger was fair, from a financial point of view, to AREP (the “New Morgan Joseph Opinion” and, together with the Original Morgan Joseph Opinion, the “Morgan Joseph Opinions”) .

Approximately 90% of the outstanding depositary units of AREP (“MLP Units”) are owned by affiliates of Mr. Icahn, and, therefore, AREP is deemed to be an affiliate of Mr. Icahn. API is wholly owned by affiliates of

Mr. Icahn. Morgan Joseph was engaged to provide the Morgan Joseph Opinions to comply with provisions of indentures governing AREP indebtedness and because of Mr. Icahn’s ownership of Lear common stock and his participation in the transaction in his capacity as an owner of Lear common stock. Morgan Joseph did not consider or opine as to the value of the transaction or the fairness of the transaction to the unaffiliated stockholders of Lear.

The API Committees selected Morgan Joseph as their financial advisor because Morgan Joseph has substantial experience in transactions similar to the merger. Morgan Joseph regularly engages in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

The description of the Original Morgan Joseph Opinion is set forth under the caption “Opinion and Report of Advisors to the AREP Group — Opinion of Morgan Joseph & Co. Inc.” in the definitive proxy statement. You are urged to read the Original Morgan Joseph Opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the Original Morgan Joseph Opinion and the review and analyses undertaken by Morgan Joseph in furnishing to the API Committees the Original Morgan Joseph Opinion. The Original Morgan Joseph Opinion is filed as Exhibit (c)(7) to Amendment No. 5 to the Schedule 13E-3 filed by Lear with the SEC on July 9, 2007, copies of which may be obtained from the SEC. For instructions on how to obtain materials from the SEC, see “Where You Can Find More Information” beginning on page 175 of the definitive proxy statement.

The description of the New Morgan Joseph Opinion set forth in this section is qualified in its entirety by reference to the full text of the New Morgan Joseph Opinion. You are urged to read the New Morgan Joseph Opinion in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the New Morgan Joseph Opinion and the review and analyses undertaken by Morgan Joseph in furnishing to the API Committees the New Morgan Joseph Opinion. The New Morgan Joseph Opinion is filed as Exhibit (c)(8) to Amendment No. 5 to the Schedule 13E-3 filed by Lear with the SEC on July 9, 2007, copies of which may be obtained from the SEC. For instructions on how to obtain materials from the SEC, see “Where You Can Find More Information” beginning on page 175 of the proxy statement.

The New Morgan Joseph Opinion is addressed and was furnished solely to the API Committees and addresses only the fairness, from a financial point of view, of the $37.25 per share consideration to be paid by AREP in the amended merger. It does not address the merits of the underlying business decision by AREP, the API Committees or any of AREP’s affiliates or constituents to propose, consider, approve, recommend, declare advisable or consummate the amended merger, and does not constitute a recommendation to AREP, the API Committees, AREP’s full board of directors, the holders of MLP units, or any other AREP constituent, person or entity as to any specific action that should be taken (or not be taken) in connection with the amended merger or as to any strategic or financial alternatives to the amended merger or as to the timing of any of the foregoing.

In connection with furnishing the New Morgan Joseph Opinion, Morgan Joseph reviewed and analyzed, among other things, the following:

•	the merger agreement;

•	the July 8, 2007 draft of Amendment No. 1 to the merger agreement (which Morgan Joseph assumed was, with respect to all material terms and conditions thereof, substantially in the definitive form thereof executed and delivered by the parties thereto);

•	the Annual Report on Form 10-K filed by Lear with the SEC for its fiscal year ended December 31, 2006, the Quarterly Report on Form 10-Q filed by Lear with the SEC for its fiscal quarter ended March 31, 2007, and certain other filings made by Lear with the SEC under the Exchange Act;

•	the Annual Report on Form 10-K filed by AREP with the SEC for its fiscal year ended December 31, 2006, the Quarterly Report on Form 10-Q filed by AREP with the SEC for its fiscal quarter ended March 31, 2007, and certain other Exchange Act filings made by AREP with the SEC;

•	certain other publicly available business and financial information concerning Lear and AREP, respectively, and the industries in which they operate, which Morgan Joseph believed to be relevant;

•	certain internal information and other data relating to Lear and AREP, respectively, and their respective business and prospects, including budgets, projections and certain presentations prepared by Lear and AREP, respectively, which were provided to Morgan Joseph by AREP’s senior management;

•	the reported sales prices and trading activity of Lear’s common stock;

•	certain publicly available information concerning certain other companies, which Morgan Joseph believed to be relevant and the trading markets for certain of such other companies’ securities;

•	the financial terms of certain recent unrelated transactions which Morgan Joseph believed to be relevant; and

•	the resolutions of the board of directors of API, dated February 2, 2007, establishing and appointing the membership of the special committee of the board of directors of API and prescribing its authority and mandate with respect to the proposed transaction, a complete and correct copy of which were provided to Morgan Joseph by AREP’s senior management in connection with the Original Morgan Joseph Opinion delivered to the API Committees on February 9, 2007.

Morgan Joseph also participated in various conferences with certain officers, directors (including the members of the API Committees), employees and outside consultants of AREP and its affiliates concerning the business, operations, assets, financial condition and prospects of AREP and Lear, respectively, and undertook such other studies, analyses and investigations as Morgan Joseph deemed relevant to the New Morgan Joseph Opinion.

In performing its analyses, numerous assumptions were made with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Morgan Joseph, Mr. Icahn, API, AREP, Parent, Merger Sub and Lear. Any estimates contained in the analyses performed by Morgan Joseph are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which those businesses or securities might actually be sold. Accordingly, the analyses and estimates are inherently subject to substantial uncertainty.

In preparing the New Morgan Joseph Opinion, Morgan Joseph assumed and relied upon the accuracy and completeness of all financial and other publicly available information and data used by it and did not attempt independently to verify such information, nor did Morgan Joseph assume any responsibility or liability to do so. Morgan Joseph also assumed and relied upon the assurances of senior management of AREP and its affiliates that no relevant information had been omitted or remained undisclosed to Morgan Joseph, and Morgan Joseph did not attempt independently to verify any such information, nor did Morgan Joseph assume any responsibility or liability to do so. Morgan Joseph assumed that the forecasts and projections of Lear, which were provided in the Company’s proxy statement and reviewed by Morgan Joseph along with AREP’s senior management, had been reasonably prepared based on the best current estimates, information and judgment of AREP’s and Lear’s senior management, respectively, as to the future financial condition, cash flows and results of operations of AREP and Lear and their consolidated subsidiaries, respectively. Morgan Joseph neither made an investigation of any such forecasts or projections or the assumptions on which they are based, nor did it assume any responsibility to do so. For the purposes of completing this analysis, Morgan Joseph assumed that the amended merger will be consummated in accordance with the terms and subject to the conditions contained in the merger agreement, without any economic or material further amendments thereto or modification thereof, and without any waiver by AREP or Lear of any of the conditions to their respective obligations thereunder.

Morgan Joseph made no independent investigation of any legal, accounting or tax matters affecting Lear, AREP or any of their respective affiliates, or the merger, and Morgan Joseph assumed the accuracy and completeness of all legal, accounting and tax advice provided to AREP and the API Committees by AREP’s management and the API Committees’ independent professional advisors. Morgan Joseph did not conduct a physical inspection of any of the properties, assets or facilities of Lear or AREP, nor did it make or obtain any independent valuation or appraisal of such properties, assets or facilities. Morgan Joseph also took into account its assessment of general economic, market and financial conditions and its experience in transactions that, in whole or in part, it deemed to be relevant for purposes of its analyses, as well as its experience in securities valuation in general.

The New Morgan Joseph Opinion necessarily is based upon economic, market, financial and other conditions as they existed on July 8, 2007 and does not address the fairness of the consideration to be paid by AREP to holders of Lear’s common stock in the proposed amended merger on any other date. Morgan Joseph expressed no opinion as to the price at which the depositary units of AREP or any other securities will trade at any future time.

In connection with furnishing to the API Committees the New Morgan Joseph Opinion, Morgan Joseph performed a variety of financial analyses, which are summarized below. These analyses were presented to the API Committees at a meeting held on July 8, 2007. The summary set forth below does not purport to be a complete description of the analyses performed by Morgan Joseph in this regard. The preparation of an opinion regarding financial fairness involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of these methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to a partial analysis or summary description. Accordingly, notwithstanding the separate analyses summarized below, Morgan Joseph believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors considered by it, without considering all of its analyses and factors, or attempting to ascribe relative weights to some or all of its analyses and factors, could create an incomplete view of the evaluation process underlying the New Morgan Joseph Opinion.

The financial forecasts and forward-looking financial data of Lear and AREP, which were furnished to Morgan Joseph and used by it in some of its analyses, were prepared by the management of Lear and AREP, respectively. Morgan Joseph was advised by the API Committees that neither Lear nor AREP publicly discloses financial forecasts or forward-looking financial data of the type provided to Morgan Joseph in connection with its review of the proposed amended merger, and, as a result, these financial forecasts and forward-looking financial data were not prepared by Lear and AREP, respectively, with a view towards public disclosure or in accordance with any AICPA or other prescribed accounting guidelines or published best practices for public company financial forecasts or projections. Morgan Joseph was specifically informed by management of Lear and AREP, respectively, that these financial forecasts and forward-looking financial data were based on numerous variables and assumptions developed and applied in good faith by management of Lear and AREP, respectively. These variables and assumptions are inherently uncertain, including, without limitation, factors related to general market, industry, economic and competitive conditions. Accordingly, Morgan Joseph was informed that actual results could vary significantly from those set forth in such financial forecasts and forward-looking financial data.

No company or transaction used in the analyses described below is identical to AREP, Lear or the proposed amended merger. Accordingly, an analysis of the results thereof necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the proposed amended merger or the public trading or other values of AREP, Lear or companies to which they are being compared. Mathematical analysis (such as determining an average or median) is not in itself a meaningful method of using selected acquisition or company data. In addition, in performing such analyses, Morgan Joseph relied, without any independent verification, on projections prepared by research analysts at established securities firms, any of which may or may not prove to be accurate.

The following is a summary of the material analyses performed by Morgan Joseph in connection with the New Morgan Joseph Opinion.

Selected Comparable Transactions Analysis

Using publicly available information, Morgan Joseph reviewed the purchase prices and multiples paid in the following selected merger and acquisition transactions which it deemed relevant in reviewing the financial terms of the proposed merger (the “Selected Transactions”), presented below in Acquiror/ Target format (with parenthetical reverse chronological date of announcement):

•	Kohlberg Kravis Roberts & Co. and Goldman Sachs Capital Partners/ Harman International Industries, Inc. (April 26, 2007);

•	Robert Bosch/ Pacifica Group Ltd. (October 18, 2006);

•	Asahi Tec Corp./ Metaldyne Corp. (September 1, 2006);

•	EQT Partners/ MTU Friedrichshafen GmbH (December 28, 2005);

•	BorgWarner Germany/ Beru AG (November 1, 2004);

•	Magna International, Inc./Tesma International Inc. (October 25, 2004);

•	Cypress Group, Goldman Sachs Capital Partners/ Cooper-Standard Holdings Inc. (September 9, 2004);

•	Cypress Group/Dana Corp. (automotive parts division) (July 9, 2004);

•	Cypress Group/Affina Group Inc. (July 9, 2004);

•	Carlyle Group/United Components Inc. (May 1, 2003);

•	Blackstone Group/TRW Inc. (automotive parts division) (November 17, 2002);

•	Timkin Co./The Torrington Company (October 16, 2002);

•	Collins & Aikman Corp./Textron Automotive Trim (August 7, 2001); and

•	Heartland Industrial Partners/Collins & Aikman Corp. (January 12, 2001).

Morgan Joseph selected these transactions, among other reasons, because the targets involved in such transactions operate in the automotive interior systems supplier industries, the industries in which Lear operates, and have similar lines of business and product segments to Lear. No transaction deemed by Morgan Joseph to meet the selection criteria described in this paragraph was excluded from Morgan Joseph’s analysis. However, none of the target companies or selected transactions is identical or directly comparable to Lear or the proposed amended merger, respectively. Accordingly, Morgan Joseph’s analysis involved complex considerations and judgments concerning differences in Lear’s financial and operating characteristics relative to the targets in the selected transactions and other factors that would affect the acquisition values in the precedent transactions, such as the variability of earnings, product growth opportunities, the complementary aspects of an acquisition and conversely the diversification aspects, and the market conditions affecting opportunities within the automotive sector over time.

Morgan Joseph applied a methodology similar to the one it used in its selected publicly traded companies analysis described below, but relied on multiples derived from merger and acquisition transactions involving target companies in industries similar, although not identical, based on their participation in one or more product segments in which Lear competes. These product segments include, but are not limited to, automotive interior seating, electrical distribution systems and select electronic and other products.

Morgan Joseph considered all of the Selected Transactions (which ranged in transaction value from $7.862 billion to $452.8 million) as a group and did not view any single transaction to be more relevant than the others. The financial information reviewed by Morgan Joseph included the purchase prices and multiples paid by the acquiring company of the acquired company’s financial results over the twelve-month period preceding the acquisition (“LTM”). The table below summarizes the results of this analysis:

Multiples Observed from the Selected Transactions

	25th		50th		75th
	Percentile		Percentile		Percentile

Multiple of Transaction Value:
/LTM Sales	0.6	x	0.7	x	0.7	x
/LTM EBITDA(1)	5.2	x	6.1	x	6.9	x
/LTM EBIT(2)	8.3	x	10.2	x	10.8	x

(1)	“EBITDA” means earnings before interest, taxes, depreciation and amortization.

(2)	“EBIT” means earnings before interest and taxes.

Using the multiples calculated above and applying Morgan Joseph’s considerations and judgments discussed above, Morgan Joseph derived a valuation range of 5.2x to 6.9x Lear’s LTM EBITDA as of March 31, 2007 of

$780.1 million to arrive at an implied share price range for Lear of $25.67 to $42.31, yielding a median implied share price of $34.15. The merger consideration is within this range of implied share prices. The range of EBITDA multiples applied by Morgan Joseph reflect the 25th percentile, at the low end, and the 75th percentile, at the high end, of the range of the Selected Transactions.

Selected Publicly Traded Companies Analysis

Using publicly available information, Morgan Joseph reviewed the stock prices (at July 6, 2007) and selected market trading multiples of the following companies (the “Selected Companies”):

•	American Axle & Manufacturing Holdings Inc.;

•	Dana Corp.;

•	Faurecia SA;

•	Johnson Controls Inc.;

•	Magna International, Inc.;

•	TRW Automotive Holdings Corp.;

•	Valeo SA; and

•	Visteon Corp.

Although none of the Selected Companies is directly comparable to Lear in all respects, they were chosen because they are publicly traded companies with operations, lines of business, product segments and market size that for purposes of analysis may be considered similar to certain of Lear’s operations, lines of business, product segments and market size.

The financial information reviewed by Morgan Joseph included market trading multiples exhibited by the Selected Companies with respect to their LTM and 2007 estimated financial performance. The table below provides a summary of these comparisons:

Multiples Observed from the Selected Companies

	25th		50th		75th
	Percentile		Percentile		Percentile

Multiple of Enterprise Value:
/LTM EBITDA	5.0	x	6.2	x	6.9	x
/2007 Estimated EBITDA	5.1	x	5.7	x	5.9	x

The multiples shown in the table above exclude Johnson Controls from the averages. Johnson Controls is a direct competitor of Lear in the automotive seating business. However, approximately 43% of Johnson Control’s revenues in fiscal 2006 and approximately 66% of operating income, excluding restructuring costs, were derived from businesses other than Johnson Control’s automotive interior systems and products. As a result, Morgan Joseph believes that Johnson Controls multiples were not indicative of comparable public companies in the automotive parts industry. Other than Johnson Controls, no company deemed by Morgan Joseph to meet the selection criteria described above was excluded from Morgan Joseph’s analysis.

The financial information reviewed by Morgan Joseph also included market trading multiples exhibited by Lear with respect to its LTM and 2007 estimated financial performance, as set forth in the table below:

Multiples for Lear

Multiple of Enterprise Value:
/LTM EBITDA	6.4x
/2007 Estimated EBITDA	6.0x

Because of the inherent differences in the business operations, financial condition and prospects of Lear, and the business operations and financial condition of the Selected Companies, Morgan Joseph did not rely solely on the quantitative results of the selected publicly traded companies analysis. Morgan Joseph also made non-mathematical, qualitative and subjective judgments concerning differences between the characteristics of the comparable companies and Lear which, in its judgment, could affect the values of such companies. The non-mathematical qualitative and subjective judgments made by Morgan Joseph included an evaluation of the liquidity, stockholder base, trading volume, different stages of maturity and industry cycle of each Selected Company, as well as any recent extraordinary corporate transactions involving each Selected Company.

Using the multiples calculated above and applying the qualitative and subjective judgments of Morgan Joseph described above, Morgan Joseph derived a share price valuation range for Lear of $23.48 to $42.61, yielding a median implied share price of $35.85. The $37.25 per share merger consideration is within this range of implied share prices. The range of EBITDA multiples applied by Morgan Joseph reflect the 25th percentile, at the low end, and the 75th percentile, at the high end, of the range of the Selected Companies.

Discounted Cash Flow Analysis

Morgan Joseph selected the range of discount rates used for this analysis by calculating Lear’s implied weighted average cost of capital (“WACC”). Lear’s WACC was calculated by using various assumptions, including, but not limited to, an assumed cost of equity of 14.5% to 18.3%, an assumed pre-tax cost of debt of 8.5%, and an assumed marginal tax rate of 38%. These assumptions were based upon Morgan Joseph’s judgment relating to the debt to total capitalization ratios of companies within the automotive products sector which are comparable in size and/or performance to Lear, current effective tax rates, current debt market rates for debt issues relevant to Lear, current risk free rates of return, and measures of risk for Lear and its competitors, suppliers and customers within the automotive sector. The WACC calculation resulted in an approximate 11% discount rate for Lear which was used as a midpoint for the 10%-12% discount rate range.

Morgan Joseph performed a discounted cash flow analysis to estimate the present value of the stand-alone, unlevered, after-tax free cash flows that Lear was projected to generate over the calendar years 2007 through 2010, based on internal estimates provided by Lear’s and AREP’s managements. Unlevered free cash flow represents the amount of cash generated and available for principal, interest and dividend payments after providing for the funding of Lear’s ongoing business operations. These cash flows were discounted to a present value using discount rates ranging from 10.0% to 12.0%. To calculate the implied enterprise value range for Lear, the discounted cash flows were added to a range of estimated “terminal” (end date) values, which was calculated by using the EBITDA Exit Multiple Methodology.

This method calculates the terminal value by applying multiples ranging from 5.0x to 6.0x, based on EBITDA multiples paid as per the comparable transactions analysis, to the projected 2010 EBITDA of Lear. The implied terminal values were then discounted to present value using 10.0% to 12.0% discount rates. The present values of the implied terminal values of Lear were then added to the present value of the after-tax free cash flows to arrive at a range of enterprise values. The table below provides a summary of the range of enterprise values.

	Enterprise Value
	Net Present
	Value of
	Free Cash
	Flow as of
	March 31,
	2007(1)	5.0x	5.5x	6.0x

WACC
10.0%	$1,267.9	$4,550.0	$4,878.2	$5,206.4
11.0%	$1,239.0	$4,411.5	$4,728.7	$5,046.0
12.0%	$1,211.1	$4,278.5	$4,585.2	$4,892.0

(1)	Represents the net present value of free cash flow as of March 31, 2007 for the years 2007 through 2010.

This analysis indicated an implied equity value per share range for Lear. The table below provides a summary of the range of implied equity value per share range.

	Equity Value per Share(1)
	Net Debt
	as of
	March 31,
	2007(2)	5.0x	5.5x	6.0x

WACC
10.0%	$2,014.3	$31.91	$36.04	$40.17
11.0%	$2,014.3	$30.17	$34.16	$38.15
12.0%	$2,014.3	$28.49	$32.35	$36.21

(1)	Based on 79.5 million fully diluted shares outstanding calculated using the treasury method as of May 23, 2007.

(2)	Includes the book value of the Company’s interior joint ventures and excludes amounts outstanding under asset backed securitizations, factoring facilities and minority interests.

The discounted cash flow analysis produced values that were within the range of the $37.25 per share consideration to be paid by AREP in the amended merger.

Premiums Paid Analysis

Morgan Joseph reviewed the premiums paid for 317 public domestic M&A transactions announced between February 2, 2006 and February 2, 2007 having transaction values of between $1.0 billion and $10.0 billion. Morgan Joseph then compared the average premiums of these transactions based on per share market prices of the target company at reference points of one day prior to transaction announcement, one week prior to transaction announcement and one month prior to transaction announcement, respectively, to the implied premium based on the merger consideration of $37.25 per share in cash to Lear’s stock price at the same reference points to the original announcement date as well as to Lear’s average stock price over a one-month, three-month and twelve-month period. The following table shows the average premiums of the above mentioned transactions and the implied premium based on the merger consideration.

	Target Offer Premium to
	1 Day Prior	1 Week Prior	1 Month Prior

Average Offer Premium	16.6%	20.0%	24.9%
Lear Merger Offer Premium	7.4%	7.7%	33.7%

AREP and Morgan Joseph entered into an engagement letter agreement dated February 1, 2007 (the “Original Engagement Letter”) relating to the services to be provided by Morgan Joseph to the API Committees in connection with the $36.00 per share consideration to be paid by AREP to Lear’s shareholders pursuant to the merger agreement. Pursuant to the terms of the Original Engagement Letter AREP paid $375,000 to Morgan Joseph upon the execution thereof and $375,000 was paid to Morgan Joseph upon its delivery to the API Committees of the Original Morgan Joseph Opinion. AREP also agreed to reimburse Morgan Joseph for its reasonable out-of -pocket expenses incurred in connection with such original engagement, including certain fees and disbursements of its legal counsel. Pursuant to a new engagement letter agreement dated July 8, 2007 (the “New Engagement Letter” and, together with the Original Engagement Letter, the “Engagement Letters”), Morgan Joseph agreed to provide to the API Committees certain services and to provide the New Morgan Joseph Opinion relating to the $37.25 per share consideration to be paid by AREP to Lear’s shareholders under Amendment No. 1 to the merger agreement. AREP also agreed to reimburse Morgan Joseph for its reasonable out-of-pocket expenses incurred in connection with such new engagement, including certain fees and disbursements of its legal counsel. On July 8, 2007, prior to the execution of Amendment No. 1 to the merger agreement, Morgan Joseph delivered to the API Committees the New Morgan Joseph Opinion (as described above). Under the terms of the New Engagement Letter, Morgan Joseph is owed $450,000 for such delivery of the New Morgan Joseph Opinion. Under the New Engagement Letter, Morgan Joseph is further owed $75,000 for certain services performed at the request of the API Committees which are unrelated to the amended merger but which pertain to AREP’s intended issuance to affiliates of Mr. Icahn of newly issued MLP Units in exchange for 2,400,000 shares of Lear common stock owned by such affiliates of

Mr. Icahn. Such issuance and exchange transaction is expected to occur following the special meeting of Lear’s shareholders to vote on the amended merger but prior to the closing of the amended merger.

The fees and expense reimbursements paid to Morgan Joseph under the Original Engagement Letter and to be paid to Morgan Joseph under the New Engagement Letter were not and are not contingent upon consummation of the merger or the amended merger or upon any of the conclusions reached in the Morgan Joseph Opinions delivered to the API Committees. Under each of the Engagement Letters, AREP agreed to indemnify Morgan Joseph against liabilities relating to or arising out of its engagements, including liabilities under the U.S. federal securities laws.

In the ordinary course of business during the past two years, Morgan Joseph (i) was engaged by the API Committees to provide fairness opinions to the API Committees in January 2005 in connection with certain acquisition transactions similar in nature, but unrelated to, the proposed amended merger which involve the acquisition by AREP of certain companies in which affiliates of Mr. Icahn owned capital stock, for which Morgan Joseph received aggregate fees of $1,000,000, and (ii) has been engaged by the API Committees to provide fairness opinions to the API Committees in connection with (a) a potential transaction involving the acquisition by AREP of certain debt instruments and the assumption of certain rights and obligations under certain derivative securities of a certain publicly traded company held by affiliates of Mr. Icahn, for which Morgan Joseph would receive fees of $750,000 upon delivery of its opinion to the API Committees and (b) an additional potential transaction involving the acquisition by AREP of all of the capital stock owned by affiliates of Mr. Icahn of a certain closely held company, for which Morgan Joseph has received a fee of $375,000 upon execution of an engagement letter in connection therewith and would receive an additional fee of $375,000 upon delivery of its opinion to the API Committees.

In accordance with each of the Engagement Letters, the Morgan Joseph Opinions were addressed solely to the API Committees, solely for their use in connection with their review and evaluation of the consideration proposed to be paid by AREP in the merger and the amended merger. Neither the Morgan Joseph Opinions nor their respective underlying financial analyses may be relied on by any person or entity other than the members of the API Committees, in their capacity as such, without the prior written consent of Morgan Joseph. In accordance with the Engagement Letters, no holders of MLP Units, or any other AREP constituent, person or entity can rely or assert reliance on the Morgan Joseph Opinions or the respective underlying financial analyses in connection with any voting, credit extension, audit or other consideration or assessment of the relative merits, risks or financial reporting requirements of the merger or the amended merger, or otherwise. Morgan Joseph’s view is that its duties in connection with the Morgan Joseph Opinions extend solely to the API Committees and that it has no legal responsibilities in respect thereof to any other person or entity under the laws of the State of New York, the laws which govern the Engagement Letters between AREP and Morgan Joseph. Morgan Joseph states in the Engagement Letters that it would likely assert the substance of this view and the disclaimer described above as a defense to claims and allegations, if any, that might hypothetically be brought or asserted against it by any persons or entities other than the API Committees with respect to the Morgan Joseph Opinions and its financial analyses thereunder. Morgan Joseph also states, however, that because no court has definitely ruled to date on the availability of this defense to a financial advisor who furnished to its client for its exclusive use a fairness opinion, this issue necessarily would have to be judicially resolved on the merits in a final and non-appealable judgment of a court of competent jurisdiction. The Engagement Letters provide that there can be no assurance that such a court would apply the laws of the state of New York to the analyses and ultimate resolution of this issue if it were to be properly briefed by the relevant litigants and presented to the court. The Engagement Letters also provide that, in all cases, the hypothetical assertion or availability of such a defense would have absolutely no effect on Morgan Joseph’s rights and responsibilities under U.S. federal securities laws, or the rights and responsibilities of the API Committees under applicable state law or under U.S. federal securities laws.

Interests of Lear’s Directors and Executive Officers in the Merger

The following information reflects the effects of Amendment No. 1 and updates certain information in “Special Factors — Interests of Lear’s Directors and Executive Officers in the Merger” beginning on page 59 of the definitive proxy statement:

Aggregate Merger Payments

The following table shows the total amounts that would be payable to our directors and executive officers upon consummation of the merger, based on the merger consideration of $37.25 per share in cash, for (1) shares of Lear’s common stock that they hold directly and (2) the accelerated payment of all outstanding equity and other awards that they hold, in each case as of May 14, 2007. Values of outstanding awards that accrue interest or whose payout values increase pro rata over time were calculated as of June 29, 2007. Amounts under “Aggregate Payments on Outstanding Awards” in the table below represent the sum of all payments upon consummation of the merger on all outstanding awards held by directors and executive officers as of May 14, 2007. The treatment of each type of outstanding award is individually described and quantified in more detail in the subsequent tables beginning on page S-23.

				Aggregate
	Payments for Direct Stock Holdings			Payments on
	Number of		Merger	Outstanding	Total Merger
	Shares (#)(1)		Consideration ($)	Awards ($)(5)(6)	Payments ($)(6)

Executive Officers
Robert E. Rossiter	93,957	(2)	3,499,898	8,793,573	12,293,471
James H. Vandenberghe	63,003		2,346,862	5,060,902	7,407,764
Douglas G. DelGrosso	34,813	(3)	1,296,784	4,035,185	5,331,969
Daniel A. Ninivaggi	12,914		481,047	2,197,009	2,678,056
Raymond E. Scott	8,021		298,782	2,135,837	2,434,619
James M. Brackenbury	6,900		257,025	1,713,815	1,970,840
Shari L. Burgess	2,566		95,584	656,606	752,190
Roger A. Jackson	7,979		297,218	2,039,690	2,336,908
James L. Murawski	1,189		44,290	563,873	608,163
Matthew J. Simoncini	2,780		103,555	1,244,223	1,347,778
Directors
David E. Fry	1,103		41,087	363,835	404,922
Vincent J. Intrieri	0		0	125,831	125,831
Conrad L. Mallett	475		17,694	218,922	236,616
Larry W. McCurdy	2,000		74,500	953,502	1,028,002
Roy E. Parrott	3,230		120,318	232,515	352,833
David P. Spalding	6,000		223,500	838,303	1,061,803
James A. Stern	6,400	(4)	238,400	875,373	1,113,773
Henry D.G. Wallace	1,000		37,250	297,095	334,345
Richard F. Wallman	1,500		55,875	253,996	309,871

(1)	Amounts shown exclude indirect holdings in 401(k) plan stock accounts. Shares held in 401(k) accounts will be sold and the cash consideration will be reallocated in the remaining accounts under the 401(k) plan.

(2)	Includes 45,000 shares held in a grantor retained annuity trust for the benefit of Mr. Rossiter’s children.

(3)	Includes 19,713 shares held in trust by Mr. DelGrosso’s spouse.

(4)	Includes 2,400 shares held in trust for Mr. Stern’s children.

(5)	For executive officers, includes payments on outstanding stock options, stock appreciation rights, restricted stock units (and related dividend equivalent accounts), performance shares and cash-settled performance units.

For directors, includes payments on outstanding stock options, deferred stock units and restricted units and payments of dividend and interest account balances. Specific amounts payable for each type of award are shown in more detail in the tables beginning on page S-23.

(6)	Represents gross payments. Actual payments will be subject to applicable withholding taxes.

Equity Awards

Our Long-Term Stock Incentive Plan provides for accelerated vesting or payout of equity awards upon a change in control, even for an executive who does not terminate employment. These benefits, which apply to all employees and outside directors who hold equity awards, include the following:

•	stock options and stock appreciation rights become immediately exercisable and remain so throughout their entire term;

•	restrictions on restricted stock units lapse; and

•	a pro rata number of performance shares and performance units vest and pay out as of the date of the change in control. The amount is determined based on the length of time in the performance period that elapsed prior to the effective date of the change in control, assuming achievement of all relevant performance objectives at target levels.

In connection with the merger agreement, we entered into amendments of the Long-Term Stock Incentive Plan award agreements of each of Messrs. Rossiter, DelGrosso, Vandenberghe, Ninivaggi, Brackenbury and Scott. Pursuant to these amendments, restrictions on restricted stock units will not lapse, and performance shares and performance units will not vest, in connection with the merger until two business days after the merger closes. The affected awards will become payable at that time.

Stock Options

As of May 14, 2007, there were approximately 722,200 shares of our common stock issuable pursuant to stock options granted under our equity incentive plans to our current executive officers and directors. Under the terms of the equity plans and the merger agreement, except as otherwise agreed to by Parent and a holder of an option, each outstanding option held by an executive officer or director that is unexercised as of the effective time of the merger will become fully vested, cancelled and converted into the right to receive a cash payment equal to the number of shares of our common stock underlying the outstanding options multiplied by the amount (if any) by which $37.25 exceeds the option exercise price, without interest and less any applicable withholding taxes.

The following table identifies, for each of our directors and executive officers, (1) the aggregate number of shares of our common stock subject to outstanding options with an exercise price below $37.25 as of May 14, 2007 (except for options to purchase 3,750 shares of our common stock that expired on May 25, 2007 by their terms), all of which are fully vested, (2) the weighted average exercise price of these “in-the-money” options, (3) the aggregate value of these “in-the-money” options and (4) the number of shares of our common stock underlying “underwater” options as of May 14, 2007 to be cancelled upon the consummation of the merger. The information in the table assumes that all options remain outstanding on the closing date of the merger and that Parent and the holder have not otherwise agreed to separate treatment of these options.

				Underwater
	In-the-Money Options(1)			Options to be
	Number of	Weighted		Cancelled in
	Shares	Average		Merger(2)
	Underlying	Exercise	Aggregate	Number of Shares
Name	Options	Price ($)	Value ($)	Underlying Options

Robert E. Rossiter(3)	81,250	35.93	107,250	170,000
James H. Vandenberghe(3)	—	—	—	165,000
Douglas G. DelGrosso	32,500	35.93	42,900	100,000
Daniel A. Ninivaggi	—	—	—	—
Raymond E. Scott	—	—	—	29,000
James M. Brackenbury	—	—	—	12,000
Shari L. Burgess	1,950	35.93	2,574	7,750
Roger A. Jackson	—	—	—	68,000
James L. Murawski	—	—	—	—
Matthew J. Simoncini	—	—	—	7,500
David E. Fry(3)	—	—	—	4,000
Vincent J. Intrieri(3)	—	—	—	—
Conrad L. Mallett(3)	—	—	—	4,000
Larry W. McCurdy(3)	2,500	29.03	20,550	6,500
Roy E. Parrott(3)	1,250	35.93	1,650	5,250
David P. Spalding(3)	2,500	29.03	20,550	6,500
James A. Stern(3)	2,500	29.03	20,550	6,500
Henry D.G. Wallace(3)	—	—	—	—
Richard F. Wallman(3)	—	—	—	2,000

(1)	Exercise price of options is below the $37.25 per share merger consideration.

(2)	Exercise price of options is above the $37.25 per share merger consideration.

(3)	The individual is a director.

Stock Appreciation Rights

As of May 14, 2007, there were approximately 769,218 stock appreciation rights (SARs) granted under our equity incentive plans to our current executive officers. None of our non-employee directors has been granted stock appreciation rights. Under the terms of the incentive plans and the merger agreement, except as otherwise agreed to by Parent and a holder of a stock appreciation right, each outstanding stock appreciation right that is unexercised as of the effective time of the merger will become fully vested (if not already), cancelled and converted into the right to receive a cash payment equal to the number of outstanding shares of our common stock underlying the stock appreciation rights multiplied by the amount by which $37.25 exceeds the stock appreciation right exercise price, without interest and less any applicable withholding tax.

The following table identifies, for each of our executive officers, the aggregate number of shares subject to stock appreciation rights (which are all “in the money”) as of May 14, 2007, the weighted-average exercise price of unvested stock appreciation rights, the value of the unvested stock appreciation rights, the weighted-average exercise price of the aggregate (vested and unvested) stock appreciation rights and the value of the aggregate stock appreciation rights. The information in the table assumes that all these stock appreciation rights remain outstanding as of the closing of the merger and that Parent and the holder have not otherwise agreed to separate treatment of these stock appreciation rights.

		Weighted
		Average		Weighted
		Exercise		Average Exercise	Aggregate
	Aggregate	Price of	Value of	Price of Vested	Value of Vested
	Number	Unvested	Unvested	and Unvested	and Unvested
Name	of SARs	SARs ($)	SARs ($)	SARs ($)	SARs ($)

Robert E. Rossiter	222,750	29.21	1,383,885	28.88	1,864,418
James H. Vandenberghe	123,750	29.21	768,825	28.88	1,035,788
Douglas G. DelGrosso	123,750	29.21	768,825	28.88	1,035,788
Daniel A. Ninivaggi	70,950	29.64	437,195	29.28	565,472
Raymond E. Scott	59,400	29.21	369,036	28.88	497,178
James M. Brackenbury	45,900	29.21	369,036	29.21	369,036
Shari L. Burgess	17,199	29.63	106,040	29.27	137,248
Roger A. Jackson	55,350	29.31	343,008	28.96	458,852
James L. Murawski	17,199	29.63	106,040	29.27	137,248
Matthew J. Simoncini	32,970	30.06	203,333	29.70	248,924

Restricted Stock Units

As of May 14, 2007, there were approximately 512,877 restricted stock units outstanding under our equity incentive plans held by our current executive officers. Our non-employee directors do not hold any restricted stock units. Under the terms of the equity incentive plans, except as otherwise agreed to by Parent and a holder of a restricted stock unit, each outstanding restricted stock unit that is outstanding as of the consummation of the merger will become fully vested, cancelled and converted into the right to receive a cash payment equal to the number of outstanding restricted stock units multiplied by $37.25, without interest and less any applicable withholding tax.

The following table identifies, for each of our executive officers, the aggregate number of shares of our common stock subject to outstanding units as of May 14, 2007 and the value of these units that will become fully vested in connection with the merger. The table also identifies the estimated aggregate value as of June 29, 2007 of the dividend equivalent accounts associated with the restricted stock units for each executive officer. These dividend equivalent accounts are paid out upon vesting of the underlying restricted stock units. The information in the table assumes that all these units remain outstanding on the closing date of the merger and that Parent and the holder have not otherwise agreed to separate treatment of such restricted stock units.

			Aggregate Value
	Number of	Aggregate	of Dividend
Name	Units	Value ($)	Equivalents ($)

Robert E. Rossiter	158,555	5,906,174	171,918
James H. Vandenberghe	96,597	3,598,238	100,452
Douglas G. DelGrosso	69,669	2,595,170	63,622
Daniel A. Ninivaggi	37,968	1,414,308	34,712
Raymond E. Scott	38,925	1,449,956	35,649
James M. Brackenbury	31,119	1,159,183	31,946
Shari L. Burgess	11,052	411,687	11,194
Roger A. Jackson	37,136	1,383,316	38,731
James L. Murawski	8,756	326,161	7,492
Matthew J. Simoncini	23,100	860,475	16,450

Performance Shares

As of May 14, 2007, there were approximately 86,566 shares of our common stock subject to performance shares held by our current executive officers, which generally vest at the end of the respective three-year performance periods if performance goals are met. Our non-employee directors have not been granted performance shares. At the effective time of the merger, except as otherwise agreed by a holder and Parent, all outstanding performance shares (whether vested or unvested) will be cancelled and converted pro-rata into the right to receive a cash payment equal to the target number of shares of common stock previously subject to performance shares multiplied by $37.25, without interest and less any applicable withholding taxes, based on the number of completed months that have elapsed within the applicable 36-month performance period as of the effective date.

The following table identifies, for each of our executive officers, the aggregate number of shares of our common stock subject to performance shares as of May 14, 2007, the pro-rata number of the performance shares as of June 29, 2007 and the value of those pro-rata performance shares that will become fully vested and payable in connection with the merger. The information in the table assumes that all performance shares remain outstanding on the closing date of the merger and that Parent and the holder have not otherwise agreed to separate treatment of such performance shares.

	Number of	Pro Rata	Aggregate Pro
	Performance	Performance	Rata
Name	Shares	Shares @ 6/29/07	Value ($)

Robert E. Rossiter	28,470	17,250	642,563
James H. Vandenberghe	11,971	7,253	270,174
Douglas G. DelGrosso	11,045	6,482	241,455
Daniel A. Ninivaggi	6,244	3,732	139,017
Raymond E. Scott	5,686	3,384	126,054
James M. Brackenbury	5,706	3,400	126,650
Shari L. Burgess	3,746	2,239	83,403
Roger A. Jackson	5,871	3,538	131,791
James L. Murawski	3,717	2,214	82,472
Matthew J. Simoncini	4,110	2,453	91,374

Cash-Settled Performance Units

As of May 14, 2007, there were approximately 77,250 cash-settled performance units held by our current executive officers, all of which were unvested. Our non-employee directors have not been granted performance units. At the effective time of the merger, except as otherwise agreed by a holder and Parent, all outstanding performance units will be cancelled and converted pro-rata into the right to receive a cash payment equal to the target number of units multiplied by the stated per-unit value of $30.00, without interest and less any applicable withholding taxes, based on the number of completed months that have elapsed within the 36-month performance period as of the effective date.

The following table identifies, for each of our executive officers, the aggregate number of performance units as of May 14, 2007, the pro-rata portion of the performance units as of June 29, 2007 and the value of those pro-rata performance units that will be paid to the executive officers in connection with the merger. The information in the table assumes that all performance units remain outstanding on the closing date of the merger and that Parent and the holder have not otherwise agreed to separate treatment of such performance units.

	Number of	Pro Rata	Aggregate
	Performance	Performance	Pro Rata
Name	Units	Units @ 6/29/07	Value ($)

Robert E. Rossiter	20,250	3,375	101,250
James H. Vandenberghe	11,250	1,875	56,250
Douglas G. DelGrosso	11,250	1,875	56,250
Daniel A. Ninivaggi	8,700	1,450	43,500
Raymond E. Scott	5,400	900	27,000
James M. Brackenbury	5,400	900	27,000
Shari L. Burgess	2,100	350	10,500
Roger A. Jackson	5,400	900	27,000
James L. Murawski	2,100	350	10,500
Matthew J. Simoncini	5,400	900	27,000

For a more detailed description of the compensation payable through equity awards and otherwise to each of our five highest paid executive officers following a change of control, please see “Executive Compensation — Potential Payments Upon Termination or Change of Control” beginning on page 162 of the definitive proxy statement.

Director Compensation Plan

Pursuant to the Lear Corporation Outside Directors Compensation Plan, each non-employee director receives annually on the last business day of each January, restricted units representing shares of Lear common stock having a value of $90,000 on the date of the grant. These restricted units vest in equal installments on each of the first three anniversaries of the grant date and the value of the vested units is payable in cash at such time. Directors may elect to defer receipt of these cash amounts into stock unit accounts and/or interest bearing accounts, which accrue interest at the prime rate. During the vesting period, non-employee directors receive credits in the interest account equal to amounts that would be paid as dividends on the shares represented by the restricted units. Non-employee directors may also elect to defer receipt of their quarterly cash retainer and meeting fees into the stock unit or interest accounts.

Under the terms of the Outside Directors Compensation Plan, upon a change of control the unvested restricted units and the balance of the director’s deferred stock unit account will be converted into an obligation to pay cash in an amount equal to the number of restricted units and deferred stock units held in such account (collectively, “Units”) multiplied by $37.25. This obligation will be payable or distributable in accordance with the terms of the agreement, plan or arrangement relating to such account. In addition, upon the completion of the merger, the value of all interest accounts held under the Outside Directors Compensation Plan will be paid to the respective directors.

At a price per Unit of $37.25, the aggregate value of Units held by current directors as of May 14, 2007 was approximately $3.9 million. The following table identifies, for each of our non-employee directors, the aggregate number of Units held as of May 14, 2007, the value of such Units, and the estimated aggregate value of the directors’ dividend and interest accounts as of June 29, 2007.

			Aggregate Value
			of Dividend and
	Number of	Aggregate	Interest
Name	Units	Value ($)	Accounts ($)

David E. Fry	9,660	359,835	4,000
Vincent J. Intrieri	3,378	125,831	—
Conrad L. Mallett	5,724	213,219	5,703
Larry W. McCurdy	24,448	910,688	22,264
Roy E. Parrott	6,128	228,268	2,597
David P. Spalding	18,551	691,025	126,728
James A. Stern	22,374	833,432	21,391
Henry D.G. Wallace	7,884	293,679	3,416
Richard F. Wallman	6,749	251,400	2,596

Voting Agreement

The proxy statement is supplemented to add the following disclosure in “Special Factors — Voting Agreement”:

High River Limited Partnership, Koala Holding L.P. and other entities controlled by Mr. Icahn, which are beneficial owners of an aggregate of 11,994,943 shares of Lear common stock, will, prior to the merger, sell such shares to Parent or its affiliates for $37.25 per share, after which AREP will contribute such shares to Parent. Alternatively, with respect to High River Limited Partnership and Koala Holding L.P., entities controlled by Mr. Icahn, which are beneficial owners of 659,860 and 1,739,131 shares of Lear common stock, respectively, may transfer such shares, in a series of transactions, to Parent, as permitted by, and in accordance with the voting agreement entered into in connection with the merger agreement. The transfer of shares to AREP, if effected, would be in exchange for AREP depository units. That transfer and the subsequent transfers would occur after the stockholders meeting but before the closing of the merger.

SUMMARY OF AMENDMENT NO. 1 TO THE MERGER AGREEMENT

The following describes the material provisions of Amendment No. 1 to the merger agreement, but is not intended to be an exhaustive discussion of the amendment. We encourage you to read Amendment No. 1, as well as the merger agreement as in effect prior to July 9, 2007, carefully and in its entirety. The rights and obligations of the parties are governed by the express terms of the merger agreement, as amended, and not by this summary or any other information contained in this supplement.

The following summary is qualified in its entirety by reference to Amendment No. 1, which is attached to this supplement as Annex A and incorporated herein by reference.

Merger Consideration

Amendment No. 1 provides for an increase in the amount of consideration payable to Lear stockholders if the merger is completed to $37.25 per share in cash, without interest and less any applicable withholding tax, from $36.00 per share.

Amounts Paid if Stockholders Do Not Approve Merger Agreement

Amendment No. 1 provides that if the requisite stockholder vote for the merger is not obtained prior to 5:00 p.m., Eastern Time, on July 16, 2007, subject to certain exceptions, the Company shall:

•	pay Parent an amount in cash equal to $12.5 million,

•	issue to Parent 335,570 shares of Lear common stock (the “Additional Shares”) (having a value of approximately $12.5 million based on a price per share of $37.25), and

•	increase from 24% to 27% of the issued and outstanding shares of the Company the share ownership limitation under the waiver of Section 203 of the DGCL (“Section 203”) granted in October 2006 by the Company to affiliates of and funds managed by Mr. Carl Icahn (collectively, the “Termination Consideration”).

Termination of Merger Agreement

Amendment No. 1 provides that if the requisite stockholder vote for the merger is not obtained prior to 5:00 p.m., Eastern Time, on July 16, 2007, the merger agreement will automatically terminate. Further, if there is an injunction relating to the merger, the merger agreement will automatically terminate upon the earlier of (i) twenty-four (24) hours after the issuance of the injunction or (ii) immediately prior to the commencement of the annual meeting. With respect to either of the foregoing termination events, AREP will be entitled to receive the Termination Consideration upon termination of the Merger Agreement. Any payment of the Termination Consideration by the Company to AREP will be credited against the break-up fee that would otherwise be payable by the Company to AREP in the event the Company enters into a definitive agreement with respect to an alternative acquisition proposal within twelve months after the termination of the merger agreement.

Representations and Warranties

Amendment No. 1 provides customary representations and warranties of the parties in connection with the execution of Amendment No. 1.

Section 203 Waiver

In connection with the execution of Amendment No. 1, the Company entered into an amendment to the Stock Purchase Agreement dated as of October 17, 2006 among Icahn Partners LP, Icahn Partners Master Fund LP and Koala Holding LLC (collectively, the “Icahn Affiliates”) and the Company (the “Stock Purchase Agreement”). As reflected in the Stock Purchase Agreement, the Company agreed in October 2006 to a limited waiver of Section 203 for so long as the sum of the Icahn Affiliates’ beneficial ownership of and economic interest in the Company’s common stock does not exceed 24% of the Company’s common stock. The amendment to the Stock Purchase Agreement reflects the Company’s agreement to increase the share ownership limitation under the limited waiver from 24% to 27% of the Company’s common stock if the requisite stockholder vote for the merger is not obtained prior to 5:00 p.m., Eastern Time, on July 16, 2007, or an injunction related to the merger is issued that results in a termination of the merger agreement. The amendment to the Stock Purchase Agreement also provides that AREP is subject to the same limitations as the Icahn Affiliates with respect to the limited waiver of Section 203. The foregoing summary is qualified in its entirety by reference to the amendment of the Stock Purchase Agreement, which is attached to this supplement as Annex B and incorporated herein by reference.

Registration Rights

In connection with the execution of Amendment No. 1, the Company also entered into a Registration Rights Agreement with Parent pursuant to which the Company has agreed, within thirty (30) days after the issuance to Parent of any Additional Shares pursuant to Amendment No. 1, to (1) prepare and file a “shelf” registration statement (the “Registration Statement”) with the SEC covering the resale of the Additional Shares, (2) use its best efforts to cause the Registration Statement to be declared effective upon filing or as promptly as possible thereafter (but no less than one hundred and twenty (120) days after the date of issuance), and (3) use its best efforts to keep the Registration Statement continuously effective under the Securities Act, for so long as Parent is unable to freely transfer the Additional Shares. In the event the Company does not file the Registration Statement within thirty (30) days after the issuance, the Company will pay Parent an amount equal to 0.5% of the total value of the Additional Shares (based on a per share price of $37.25). Furthermore, if the Company is unable to cause the Registration Statement to be declared effective within one hundred and twenty (120) days after the issuance, the Company will pay Parent an amount equal to 0.5% of the total value of the Additional Shares. This amount will increase by an additional 0.5% of the total value of the Additional Shares every sixty (60) days thereafter, until the Registration Statement is declared effective, up to a maximum aggregate amount equal to 5.0% of the total value of the Additional Shares. The foregoing summary is qualified in its entirety by reference to the Registration Rights Agreement, which is attached to this supplement as Annex C and incorporated herein by reference.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities and Exchange Act of 1934. You may read and copy any document we file at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC also are available from the SEC’s internet site at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically.

Our website address is www.lear.com. We make available on our website, free of charge, the periodic reports that we file with or furnish to the SEC, as well as all amendments to these reports, as soon as reasonably practicable after such reports are filed with or furnished to the SEC. The information on our website is not a part of this proxy statement.

You should rely only on the information contained in this supplement and the proxy statement to vote your shares at the annual meeting. We have not authorized anyone to provide you with information that is different from what is contained in this supplement and the proxy statement. This supplement is dated July 9, 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and neither the mailing of this proxy statement to stockholders nor the issuance of the merger consideration pursuant to the merger shall create any implication to the contrary.

By Order of the Board of Directors

Wendy L. Foss
Vice President, Finance & Administration and
Corporate Secretary

AMENDMENT NO. 1
TO
AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 (the “Amendment”), dated as of July 9, 2007, to the Agreement and Plan of Merger, dated as of February 9, 2007 (the “Agreement”), by and among AREP Car Holdings Corp., a Delaware corporation (“Parent”), AREP Car Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and Lear Corporation, a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Section 7.5 of the Agreement provides that the Agreement may be amended in a writing signed on behalf of Parent, Merger Sub and the Company; and

WHEREAS, Parent, Merger Sub and the Company desire to amend the Agreement as provided herein.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01.  Definitions; References.  Unless otherwise specifically defined herein, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Agreement. Each reference to “hereof,” “hereunder,” “hereby,” “herein,” and “this Agreement” shall, from and after the date of this Amendment, refer to the Agreement, as amended by this Amendment.

ARTICLE 2
AMENDMENT TO AGREEMENT

Section 2.01.  Amendment to Section 1.6.  Section 1.6 of the Agreement is amended by deleting “$36, without interest” and replacing such amount with “$37.25, without interest”. All references in the Agreement to the “Merger Consideration” shall refer to “$37.25, without interest”.

Section 2.02.  Amendment to Section 5.4.  Section 5.4 of the Agreement is further amended by adding the following at the end thereof:

“If the Requisite Stockholder Vote approving the Agreement shall not have been obtained prior to 5:00 p.m., Eastern Time, on July 16, 2007, then the Company shall, within three Business Days thereafter, (x) pay to Parent an amount in cash equal to $12,500,000 (the “Section 5.4 Payment”), which amount shall be paid by wire transfer of immediately available funds to the account or accounts designated by Parent, and (y) issue to Parent 335,570 Shares (the “Section 5.4 Issuance”) (which the Company agrees shall be authorized for listing on the New York Stock Exchange as soon as practicable, but in any event within five Business days after July 16, 2007). Notwithstanding the foregoing, the Company shall not be required to make the Section 5.4 Payment or the Section 5.4 Issuance if Parent and Merger Sub are in material breach prior to the Special Meeting of any of their representations or warranties contained in this Agreement or any of their covenants or agreements contained in this Agreement to be performed by them prior to the Special Meeting, and as a result thereof the conditions contained in Section 6.3(a) or 6.3(b) are not satisfied or those that are to be satisfied at Closing are incapable of being satisfied, unless the Company is in material breach prior to the Special Meeting of any of its representations or warranties contained in this Agreement or any of its covenants and agreements to be performed by it prior to the Special Meeting, and as a result thereof the conditions contained in Section 6.2(a) or 6.2(b) are not satisfied or those that are to be satisfied at Closing are incapable of being satisfied. Prior to the execution of this Amendment, the Share ownership limitation under the waiver of Section 203 of the Corporation Law granted by the Company and reflected in the Stock

Purchase Agreement (the “Section 203 Limitation”) has been increased from 24% to 24.5%, as reflected in the amendment to the Stock Purchase Agreement (the “SPA Amendment”) entered into by the Company and Parent on the date hereof. Immediately prior to the Section 5.4 Issuance, the Section 203 Limitation shall be increased from 24.5% to 27%, as reflected in the SPA Amendment. The increase of the Section 203 Limitation from 24% to 27% is referred to herein as the “Section 203 Increase”. Without limiting the effect of the waiver granted under the terms of the Stock Purchase Agreement, such waiver shall also inure to the full benefit of Parent and its Affiliates. Within thirty (30) days after the issuance of the Shares to Parent pursuant to this Section 5.4, the Company shall file a registration statement to register under the Securities Act the Shares issued to Parent pursuant to this Section 5.4 pursuant to and in accordance with the terms of the Registration Rights Agreement entered into by the Company and Parent on the date hereof.”

Section 2.03.  Amendment of Section 7.1(d).  Section 7.1(d) of the Agreement is amended and restated in its entirety as follows:

“this Agreement and the Merger will be terminated and abandoned automatically without any further action on the part of the Company, Parent or Merger Sub, (I) if the Requisite Stockholder Vote approving the Agreement shall not have been obtained prior to 5:00 p.m., Eastern Time, on July 16, 2007; or (II) if after the date hereof, any court or agency of competent jurisdiction issues an order, injunction, decree or ruling (in each case, whether temporary, preliminary or permanent) restraining, restricting, enjoining or otherwise prohibiting or effectively preventing: (i) either or both or any part of the Section 5.4 Payment, the Section 5.4 Issuance or the Section 203 Increase; (ii) the holding of the Special Meeting on or prior to July 16, 2007 or the vote of the Stockholders on the Merger on or prior to July 16, 2007; or (iii) any other aspect of the Merger, this Agreement or the transactions contemplated herein (any of the foregoing, an “Injunction”), any such termination pursuant to this Section 7.1(d)(II) to be effective upon the earlier to occur of (A) twenty-four (24) hours after the issuance of the Injunction or (B) immediately prior to the commencement of the Special Meeting.”

For the avoidance of doubt, and without limiting or restricting any of the other rights of Parent under this Agreement, in the event that the Agreement shall have been terminated pursuant to Section 7.1(d), then Parent shall (i) be entitled to all of its rights under Section 5.4 hereof (including, without limitation, the Section 5.4 Payment, the Section 5.4 Issuance and the Section 203 Increase), all of which shall survive termination, and (ii) continue to be entitled to all of its other rights hereunder which by the terms of this Agreement survive such termination (including, but not limited, to its rights under Section 7.4(b)(i)(A) hereof).

Parent hereby agrees that the Company shall adjourn the Special Meeting to July 16, 2007.

Section 2.05.  Amendment to Section 7.3.  Section 7.3 of the Agreement is amended and restated in its entirety as follows:

“Effect of Termination. If this Agreement is terminated and the Merger is abandoned pursuant to Section 7.1, this Agreement, except for the provisions of Sections 5.3(b), 5.4, 7.2, 7.3, 7.4 and Article VIII and the cost reimbursement and indemnity provisions of Sections 5.11, shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers, stockholders or Affiliates.”

Section 2.06.  Amendment to Section 7.4(b)(i)(A).  Section 7.4(b)(i)(A) of the Agreement is amended and restated in its entirety as follows:

“this Agreement is terminated pursuant to Section 7.1(d), and the Company (I) enters into a definitive agreement with respect to an Acquisition Proposal within 12 months after the termination of this Agreement and such transaction is completed and (II) such Acquisition Proposal has received approval, if required by applicable Law, by the affirmative vote or consent of the holders of a majority of the outstanding Shares within such twelve month period, or”

Section 2.07.  Amendment to Section 7.4(d).  Section 7.4(d) of the Agreement is amended and restated in its entirety as follows:

“ “Superior Fee” means an amount in cash equal to (i) $85,225,000, plus (ii) an amount equal to the lesser of (A) the sum of Parent’s and Merger Sub’s reasonably documented Expenses and (B) $15,000,000, which Superior Fee shall be paid (when due and owing) by wire transfer of immediately available funds to the account or accounts designated by Parent; provided, that the amount of the Superior Fee payable by the Company to Parent pursuant to Section 7.4(b)(i)(A) shall be reduced to the extent of any Section 5.4 Payment actually made or Section 5.4 Issuance actually issued (for purposes of calculating any such payments made by the Company, the Section 5.4 Issuance shall be deemed to have a value of $12,500,000).”

Section 2.08.  Additional Representations and Warranties of the Company.  The Company hereby represents and warrants to Merger Sub and Parent as follows:

(a) Authority Relative to Amendment.  The Company has all necessary corporate power and authority to execute and deliver this Amendment, and to perform its obligations hereunder. The execution and delivery of this Amendment by the Company have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Amendment. This Amendment (including without limitation, the Section 203 Increase) has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Merger Sub and Parent, this Amendment constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights, and to general equitable principles).

Section 2.09  Additional Representations and Warranties of Parent and Merger Sub.  Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

(a) Authority Relative to Amendment.  Parent and Merger Sub have all necessary power and authority to execute and deliver this Amendment, to perform their respective obligations hereunder. The execution and delivery of this Amendment by Parent and Merger Sub have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Amendment. This Amendment has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, this Amendment constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

ARTICLE 3
MISCELLANEOUS

Section 3.01.  No Further Amendment.  Except as expressly amended hereby, the Agreement is in all respects ratified and confirmed and all of the terms and conditions and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to therein.

Section 3.02.  Effect of Amendment.  This Amendment shall form a part of the Agreement for all purposes, and each party thereto and hereto shall be bound hereby.

Section 3.03.  Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware (without giving effect to choice of law principles thereof that would result in the application of the Laws of another jurisdiction).

Section 3.04.  Counterparts.  This Amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

[Remainder of This Page Intentionally Left Blank]

IN WITNESS WHEREOF, Merger Sub, Parent, and the Company have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

AREP CAR HOLDINGS CORP.

By:	/s/ Andrew Skobe
Name: Andrew Skobe

Title:	Chief Financial Officer

AREP CAR ACQUISITION CORP.

By:	/s/ Andrew Skobe
Name: Andrew Skobe

Title:	Chief Financial Officer

LEAR CORPORATION

By:	/s/ Daniel A. Ninivaggi
Name: Daniel A. Ninivaggi

Title:	Executive Vice President, General Counsel and Chief Administrative Officer

Signature Page to
Amendment No. 1
to Agreement and Plan of Merger

AMENDMENT NO. 1
TO THE
STOCK PURCHASE AGREEMENT

This Amendment No. 1 (the “Amendment”), dated as of July 9, 2007, to the Stock Purchase Agreement, dated as of October 17, 2006 (the “Agreement”), is among Lear Corporation, a Delaware corporation (the “Company”), and those other parties named on the signature page hereto (collectively, the “Buyers” or individually, a “Buyer”).

RECITALS

WHEREAS, Section 8(e) of the Agreement permits the parties to amend the Agreement by an instrument in writing signed on behalf of the Company and the Buyers; and

WHEREAS, the parties hereto desire to amend the Agreement as provided herein.

STATEMENT OF AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants and subject to the conditions herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01.  Definitions; References.  Unless otherwise specifically defined herein, each capitalized term used but not defined herein shall have the meaning assigned to such term in the Agreement. Each reference to “hereof,” “hereunder,” “hereby,” and “this Agreement” shall, from and after the date of this Amendment, refer to the Agreement, as amended by this Amendment. Each reference herein to “the date of this Amendment” shall refer to the date set forth above and each reference to the “date of this Agreement” or similar references shall refer to October 17, 2006.

ARTICLE 2
AMENDMENT TO AGREEMENT

Section 2.01.  Amendment to Section 6(a) of the Agreement.  Effective as of the date hereof, Section 6(a)(ii) of the Agreement is amended by deleting “24%” and replacing such amount with “24.5%”. Effective as of immediately prior to the Section 5.4 Issuance (as defined in the Merger Agreement dated as of February 9, 2007 by and among AREP Car Holdings Corp. (“Parent”), AREP Car Acquisition Corp. and the Company, as amended), Section 6(a)(ii) of the Agreement is amended by deleting “24.5%” and replacing such amount with “27%”. The Company and the Buyers acknowledge and agree that for purposes of Section 6(a)(ii), “Buyers” shall be deemed to include Parent and its affiliates and associates.

Section 2.02.  Additional Representations and Warranties of the Company.  The Company hereby represents and warrants to the Buyers as follows:

(a) Authority Relative to Amendment.  The Company has all necessary corporate power and authority to execute and deliver this Amendment, and to perform its obligations hereunder. The execution and delivery of this Amendment by the Company have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Amendment. This Amendment has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Buyers, this Amendment constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights, and to general equitable principles).

(b) Section 203.  The Company has taken all necessary corporate action to make the Section 5.4 Issuance and any other subsequent purchases by the Buyers that do not exceed the limitations set for in Section 6(a)(ii) of the Agreement, as amended by this Amendment, including any necessary corporate action to cause the Buyers not to be deemed an interested stockholder for purposes of Section 203 of the Delaware General Corporation Law (“Section 203”) by reason of such purchase or purchases. A copy of the Board’s 203 resolution is attached as Exhibit A hereto and indicates that the approval is limited as set forth thereon.

Section 2.03  Additional Representations and Warranties of the Buyers.  The Buyers each hereby jointly and severally represent and warrant to the Company as follows:

(a) Authority Relative to Amendment.  The Buyers have all necessary power and authority to execute and deliver this Amendment, and to perform their respective obligations hereunder. The execution and delivery of this Amendment by each Buyer have been duly and validly authorized by all necessary action on the part of each Buyer, and no further consent or action is required by any Buyer, its governing body, partners or members. This Amendment has been duly and validly executed and delivered by each Buyer and, assuming the due authorization, execution and delivery by the Company, this Amendment constitutes a legal, valid and binding obligation of each Buyer, enforceable against each Buyer in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general applicability relating to or affecting creditor’s rights, and to general equitable principles).

ARTICLE 3
MISCELLANEOUS

Section 3.01.  No Further Amendment.  Except as expressly amended hereby, the Agreement is in all respects ratified and confirmed and all of the terms and conditions and provisions thereof shall remain in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to therein.

Section 3.02.  Effect of Amendment.  This Amendment shall form a part of the Agreement for all purposes, and each party thereto and hereto shall be bound hereby. From and after the execution of this Amendment by the parties hereto, any reference to “this Agreement”, “hereof”, “herein”, “hereunder” and words or expressions of similar import shall be deemed a reference to the Agreement as amended hereby.

Section 3.03.  Governing Law.  This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of New York applicable to contracts executed and to be wholly performed within such State without giving effect to its conflicts of laws principles thereof.

Section 3.04.  Counterparts.  This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

[Remainder of This Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company and the Buyers have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

LEAR CORPORATION

By:	/s/ Daniel A. Ninivaggi
Name: Daniel A. Ninivaggi

Title:	Executive Vice President, General Counsel and Chief Administrative Officer

BUYERS:

ICAHN PARTNERS LP

By:	/s/ Edward Mattner
Name: Edward Mattner

Title:	Authorized Signatory

ICAHN PARTNERS MASTER FUND LP

By:	/s/ Edward Mattner
Name: Edward Mattner

Title:	Authorized Signatory

KOALA HOLDINGS LLC

By:	/s/ Edward Mattner
Name: Edward Mattner

Title:	Authorized Signatory

Signature Page to
Amendment No. 1
to the Stock Purchase Agreement

LEAR CORPORATION
REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of July 9, 2007, by and among Lear Corporation, a Delaware corporation (the “Company”) and AREP Car Holding Corp., a Delaware corporation (“AREP”).

WHEREAS, pursuant to an Agreement and Plan of Merger dated February 9, 2007, as amended as of the date hereof, by and among the Company, AREP and AREP Car Acquisition Corp., a Delaware corporation (the “Merger Agreement”), upon the occurrence of certain events set forth in the Merger Agreement, the Company may be obligated to issue to AREP 335,570 shares of common stock, par value $0.01 per share, of the Company (the “Shares”), which have been valued at $37.25 per share for an aggregate valuation (“Value”) of $12,500,000;

WHEREAS, the Shares, if issued, will be acquired in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the “’33 Act”) and the rules and regulations of the United States Securities and Exchange Commission (the “SEC”); and

WHEREAS, if the Shares are issued, the Company has agreed to register the Shares for resale under the ’33 Act, and the parties wish to agree on the terms and conditions under which the Shares, if issued, will be registered under the ’33 Act.

NOW, THEREFORE, if the Shares are issued, the parties agree as follows:

1. Registration Rights.

(a) Within thirty (30) days after the date on which the Shares are issued (the “Filing Deadline”), the Company shall prepare and file with the SEC a “Shelf” Registration Statement (the “Registration Statement”) covering the resale of the Shares (“Registrable Securities”) for an offering to be made on a continuous basis pursuant to Rule 415. The Registration Statement shall be on Form S-3 (except if the Company is not then eligible to register for resale the Shares on Form S-3, in which case such registration shall be on another appropriate form). In the event that the Registration Statement has not been filed by the Filing Deadline, the Company will pay AREP a fee equal to 0.5% of the Value.

(b) The Company shall use its best efforts to cause the Registration Statement to be declared effective upon filing with the SEC or as promptly as possible after the filing thereof and shall use its best efforts to keep the Registration Statement continuously effective under the ’33 Act until such time as AREP receives an opinion acceptable to AREP from Company counsel to the effect that the Registrable Securities may be resold in a transaction exempt from the registration requirements of the ’33 Act without regard to any volume or other restrictions under the ’33 Act (the “Effectiveness Period”). In the event that the Registration Statement is not declared effective within one hundred twenty (120) days after the date on which the Shares are issued (the “Effectiveness Deadline”), the Company will pay AREP a fee equal to 0.5% of the Value. In addition, every sixty (60) days from the Effectiveness Deadline until the Registration Statement is declared effective, the Company shall pay to AREP an amount in cash equal to 0.5% of the Value, accruing daily and prorated for any partial period; provided, however, that the aggregate amount of liquidated damages for which the Company is liable pursuant to Sections 1(a) and 1(b) shall not exceed five percent (5%) of the Value. The payment of any of these fees does not relieve the Company of its registration obligations under this section.

(c) The Company shall notify AREP in writing promptly that the Registration Statement has become effective.

(d) Notwithstanding anything to the contrary in this Agreement, the Company may, one time in any twelve (12) month period, for up to a maximum of seventy-five (75) days, delay the filing or effectiveness of a Registration Statement or suspend the effectiveness of a Registration Statement if the Company shall have determined in good faith, upon advice of counsel, that it would be required to disclose any significant corporate development which disclosure would have a material effect on the Company.

(e) So long as the Company pursues in good faith its obligations under this Agreement, the fees provided for in these sections shall be treated as liquidated damages and the Company shall have no further liability to AREP, provided however, that if the Company is not so pursuing its obligations under this Agreement in good faith, AREP shall be entitled to claim damages in addition to the fees owed under these sections.

2. Registration Procedures.  In connection with the Company’s registration obligations hereunder, the Company shall:

(a) Not less than three business days prior to the filing of a Registration Statement or any related prospectus or any amendment or supplement thereto (including any document that would be incorporated or deemed to be incorporated therein by reference), the Company shall (i) furnish to AREP copies of all such documents proposed to be filed, which documents (other than those incorporated or deemed to be incorporated by reference) will be subject to the review of AREP (it being understood that such review must be completed within three business days of receipt of the applicable documents), and (ii) cause its officers and directors, counsel and independent certified public accountants to respond to such inquiries as shall be necessary, in the reasonable opinion of respective counsel, to conduct a reasonable investigation within the meaning of the ’33 Act.

(b) (i) Prepare and file with the SEC such amendments, including post-effective amendments, to each Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Registration Statement continuously effective as to the Registrable Securities for the Effectiveness Period and prepare and file with the SEC such additional Registration Statements in order to register for resale under the ’33 Act all of the Registrable Securities; (ii) cause the related prospectus to be amended or supplemented by any required prospectus supplement, and as so supplemented or amended to be filed; (iii) respond promptly to any comments received from the SEC with respect to the Registration Statement or any amendment thereto; and (iv) comply in all material respects with the provisions of the ’33 Act with respect to the disposition of all Registrable Securities covered by the Registration Statement during the applicable period in accordance with the intended methods of disposition by AREP thereof set forth in the Registration Statement as so amended or in such prospectus as so supplemented.

(c) Notify AREP promptly of any of the following events: (i) the SEC notifies the Company whether there will be a “review” of any Registration Statement; (ii) the SEC comments in writing on any Registration Statement covering Registrable Securities; (iii) any Registration Statement or any post-effective amendment is declared effective; (iv) the SEC or any other Federal or state governmental authority requests any amendment or supplement to any Registration Statement or prospectus or requests additional information related thereto; (v) the SEC issues any stop order suspending the effectiveness of any Registration Statement or initiates any proceedings for that purpose; (vi) the Company receives notice of any suspension of the qualification or exemption from qualification of any Registrable Securities for sale in any jurisdiction, or the initiation or threat of any proceeding for such purpose; or (vii) the financial statements included in any Registration Statement become ineligible for inclusion therein or any statement made in any Registration Statement or prospectus or any document incorporated or deemed to be incorporated therein by reference is untrue in any material respect or any revision to a Registration Statement, prospectus or other document is required so that it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(d) Furnish to AREP, without charge, at least one conformed copy of each Registration Statement and each amendment thereto, including financial statements and schedules, all documents incorporated or deemed to be incorporated therein by reference, and all exhibits to the extent requested by such person (including those previously furnished or incorporated by reference) promptly after the filing of such documents with the SEC.

(e) Promptly deliver to AREP, without charge, as many copies of the prospectus or prospectuses (including each form of prospectus) and each amendment or supplement thereto as AREP may reasonably request.

(f) Prior to any public offering of Registrable Securities, use its commercially reasonable best efforts to register or qualify or cooperate with AREP in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions within the United States as AREP requests in writing, to keep each such registration or qualification (or exemption therefrom) effective during the Effectiveness Period and to do any and all other acts or things necessary or advisable to enable the disposition in such jurisdictions of the Registrable Securities covered by a Registration Statement.

(g) Upon the occurrence of any event described in Section 2(c), promptly prepare a supplement or amendment, including a post-effective amendment, to the Registration Statement or a supplement to the related prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, neither the Registration Statement nor such prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(h) Comply with all applicable rules and regulations of the SEC.

(i) Enter into and perform its obligations under an underwriting agreement, in usual and customary form, including, without limitation, by providing customary legal opinions, comfort letters and indemnification and contribution obligations, in the event that AREP notifies the Company of its intent to resell the Registrable Securities pursuant to an underwritten offering and of the selected underwriter(s) for such offering.

(j) In connection with the registration of the Registrable Securities, it shall be a condition precedent to the obligations of the Company to complete the registration pursuant to this Agreement with respect to the Registrable Securities that AREP shall furnish to the Company such information reasonably requested by it to complete the Registration Statement.

3. Registration Expenses.  The Company shall pay the following expenses incident to the performance of or compliance with its obligations under Sections 1, 2, 3 and 4 of this Agreement: (i) all registration and filing fees and expenses, including without limitation those related to filings with the SEC and in connection with applicable state securities or Blue Sky laws, (ii) printing expenses (including without limitation expenses of printing prospectuses requested by AREP), (iii) fees and expenses of all persons retained by the Company in connection with the consummation of the transactions contemplated by this Agreement, and (D) all listing fees to be paid by the Company to the New York Stock Exchange and the reasonable fees and expenses of one counsel for AREP. The Company shall not be obligated to pay, if applicable, any underwriting discounts and commissions with respect to the sale of the Shares.

4. Indemnification.

(a) Indemnification by the Company.  The Company shall, notwithstanding any termination of this Agreement, indemnify and hold harmless AREP, its officers, directors, partners, members, agents, and employees, each person who controls AREP (within the meaning of Section 15 of the ’33 Act or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and the officers, directors, partners, members, agents and employees of each such controlling person, to the fullest extent permitted by applicable law, from and against any and all losses, as incurred, arising out of or relating to any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading, except to the extent, but only to the extent, that (i) such untrue statements, alleged untrue statements, omissions or alleged omissions are based solely upon information regarding AREP furnished in writing to the Company by AREP expressly for use therein, or to the extent that such information relates to AREP’s proposed method of distribution of the Shares and was reviewed and approved in writing by AREP expressly for use in the Registration Statement, such prospectus or such form of prospectus or in any amendment or supplement thereto or (ii) in the case of an occurrence of an event of the type specified in Section 2(c), the use by AREP of an outdated or defective prospectus after the Company has notified AREP in writing that the prospectus is outdated or defective. The Company shall notify AREP promptly of the institution, threat or assertion of any proceeding of which the Company is aware in connection with the transactions contemplated by this Agreement.

(b) Indemnification by AREP.  AREP shall indemnify and hold harmless the Company, its directors, officers, agents and employees, each person who controls the Company (within the meaning of Section 15 of the ’33 Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling persons, to the fullest extent permitted by applicable law, from and against all losses (as determined by a court of competent jurisdiction in a final judgment not subject to appeal or review) arising solely out of any untrue statement of a material fact contained in the Registration Statement, any prospectus, or any form of prospectus, or in any amendment or supplement thereto, or arising solely out of any omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statement or omission is contained in any information so furnished in writing by AREP to the Company specifically for inclusion in such Registration Statement or such prospectus or to the extent that (i) such untrue statements or omissions are based solely upon information regarding AREP furnished in writing to the Company expressly for use therein, or to the extent that such information relates to AREP or AREP’s proposed method of distribution of the Shares and was reviewed and expressly approved in writing by AREP expressly for use in the Registration Statement, such prospectus or such form of prospectus or in any amendment or supplement thereto or (ii) in the case of an occurrence of an event of the type specified in Section 2(c), the use by AREP of an outdated or defective prospectus after the Company has notified AREP in writing that the prospectus is outdated or defective. In no event shall the liability of AREP hereunder be greater in amount than the dollar amount of the net proceeds received by AREP upon the sale of the Shares giving rise to such indemnification obligation.

(c) Conduct of Indemnification Proceedings.

(i) If any proceeding shall be brought or asserted against any person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have proximately and materially adversely prejudiced the Indemnifying Party.

(ii) An Indemnified Party shall have the right to employ separate counsel in any such proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (I) the Indemnifying Party has agreed in writing to pay such fees and expenses; or (II) the Indemnifying Party shall have failed promptly to assume the defense of such proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such proceeding; or (III) the named parties to any such proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Indemnifying Party). The Indemnifying Party shall not be liable for any settlement of any such proceeding effected without its written consent, which consent shall not be unreasonably withheld. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such proceeding.

(iii) All fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such proceeding in a manner not inconsistent with this Section) shall be paid to the Indemnified Party, as incurred, within ten business days of written notice thereof to the Indemnifying Party (regardless of whether it is ultimately determined that an Indemnified Party is not entitled to indemnification hereunder; provided, that the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is finally judicially determined that such Indemnified Party is not entitled to indemnification hereunder).

(d) Contribution.

(i) If a claim for indemnification under Sections 4(a) or 4(b) is unavailable to an Indemnified Party (by reason of public policy or otherwise), then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any losses shall be deemed to include, subject to the limitations set forth in Section 4(c), any reasonable attorneys’ or other reasonable fees or expenses incurred by such party in connection with any proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for in this Section was available to such party in accordance with its terms.

(ii) The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 4(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 4(d), AREP shall not be required to contribute, in the aggregate, any amount in excess of the amount by which the proceeds actually received by AREP from the sale of the Shares subject to the proceeding exceeds the amount of any damages that AREP has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the ’33 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

5. Miscellaneous.

(a) Governing Law.  This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of New York applicable to contracts executed and to be wholly performed within such State without giving effect to its conflicts of laws principles thereof.

(b) Counterparts.  This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.

(c) Headings.  The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(d) Severability.  If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(e) Amendments.  No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and AREP. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

(f) Notices.  Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one business day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Lear Corporation
21557 Telegraph Road
Southfield, Michigan 48034
Facsimile: (248) 447-1677
Attention: Daniel A. Ninivaggi
Executive Vice President and General Counsel

with a copy to (for information purposes only):

Winston & Strawn LLP
35 West Wacker Drive
Chicago, IL 60601
Facsimile: 312-558-5700
Attention: Bruce A. Toth, Esq.

If to AREP:

c/o Icahn Associates Corp.
767 Fifth Avenue
New York, NY 10153
Facsimile: 212-750-5815
Attn: Vince Intrieri, and
Keith Meister

with a copy to (for information purposes only):

c/o Icahn Associates Corp.
767 Fifth Avenue
New York, NY 10153
Facsimile: 212-688-1158
Attn: Marc Weitzen, Esq.

or to such other address and/or facsimile number and/or to the attention of such other person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) mechanically or electronically generated by the sender’s facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission or (iii) provided by an overnight courier service shall be evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.

(g) Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. The Company and AREP shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the other party, provided however that AREP may assign all or any portion of its rights and obligations hereunder to no more than ten (10) other parties, although such assignment shall not relieve AREP of its obligations under this Agreement.

(h) No Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

(i) Further Assurances.  Each party shall do and perform, or cause to be done and performed, all such further acts, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(j) Termination.  This Agreement shall terminate if the Company no longer has any obligation to issue the Shares pursuant to the Merger Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Registration Agreement as of the date first written above.

LEAR CORPORATION

By:	/s/ Daniel A. Ninivaggi
Name: Daniel A. Ninivaggi

Title:	Executive Vice President, General Counsel and Chief Administrative Officer

AREP CAR HOLDING CORP.

By:	/s/ Andrew Skobe
Name: Andrew Skobe

Title:	Chief Financial Officer